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                           CONSTRUCTION LOAN AGREEMENT


                                     BETWEEN


                               HCPI MORTGAGE CORP.


                                       AND


                             HEART HOSPITAL IV, L.P.










                                NOVEMBER 11, 1997


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                                                  TABLE OF CONTENTS

                                                                                                               Page

ARTICLE 1 - GENERAL INFORMATION...................................................................................1
         1.1.     Loan............................................................................................1
         1.2      Purpose.........................................................................................1
         1.3.     Loan Documents..................................................................................1

ARTICLE 2 - THE LOAN..............................................................................................1
         2.1.     Commitment and Advances.........................................................................1
         2.2.     Budget and Amendments...........................................................................1
         2.3.     Loan in Balance.................................................................................2
         2.4.     Direct Advances to Lender.......................................................................3
         2.5.     Disbursement and Performance by Lender..........................................................3
         2.6.     Fees............................................................................................4

ARTICLE 3 - PAYMENT...............................................................................................4
         3.1.     Repayment at Maturity...........................................................................4
         3.2.     Interest........................................................................................4
         3.3.     Payments of Principal and Interest..............................................................5
         3.4.     Past-Due Obligations............................................................................5
         3.5.     Prepayments.....................................................................................5
         3.6.     Application of Payments.........................................................................6
         3.7.     General Provisions..............................................................................6

ARTICLE 4 - CONSTRUCTION..........................................................................................7
         4.1.     Plans...........................................................................................7
         4.2.     Contracts.......................................................................................7
         4.3.     Construction of the Improvements................................................................7
         4.4.     Changes.........................................................................................8

ARTICLE 5 - LETTERS OF CREDIT.....................................................................................9
         5.1.     Letters of Credit...............................................................................9
         5.2.     Times for Obtaining Letters of Credit...........................................................9
         5.3.     Amounts for Letters of Credit.  ................................................................9
         5.4.     Uses of Letters of Credit.  ....................................................................9
         5.5.     Prepayment of Loan.............................................................................10

ARTICLE 6 - TAXES, INSURANCE, AND CONDEMNATION...................................................................10
         6.1.     Hazard and Other Insurance.....................................................................10
         6.2.     Condemnation...................................................................................13
         6.3.     Restoration and Reconstruction.................................................................13
         6.4.     Taxes..........................................................................................13
         6.5.     Reserve for Insurance, Taxes and Assessments...................................................14

ARTICLE 7 - ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.....................................15
         7.1.     Financial Statements...........................................................................15
         7.2.     Litigation.....................................................................................16
         7.3.     Existence and Rights...........................................................................16
         7.4.     Authorization, Conflicts, Enforceability.......................................................16
         7.5.     Title to the Property..........................................................................16
         7.6.     Legal Requirements.............................................................................17
         7.7.     Utilities and Access...........................................................................17
         7.8.     Other Lands....................................................................................17
         7.9.     Full Disclosure................................................................................17
         7.10.    Certain Regulatory Matters.....................................................................18
         7.11.    Principal Office, Etc..........................................................................18
         7.12.    Payment and Performance........................................................................18


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         7.13.    Inspection of the Property.....................................................................18
         7.14.    Use of Loan Funds..............................................................................18
         7.15.    Maintenance and Use............................................................................18
         7.16.    Notice to Lender...............................................................................18
         7.17.    Costs and Expenses.............................................................................19
         7.18.    Further Assurances.............................................................................19
         7.19.    No Assignment..................................................................................20
         7.20.    Contest of Certain Claims......................................................................20
         7.21.    Indemnification................................................................................20
         7.22.    Periodic Appraisal.............................................................................21
         7.23.    Estoppel Certificate...........................................................................21
         7.24.    Financial Covenants............................................................................22
         7.25.    Cost Reports...................................................................................22
         7.26.    Absence of Certain Business Practices..........................................................22
         7.27.    Fraud and Abuse................................................................................22
         7.28.    Health Professional's Financial Relationship...................................................23
         7.29.    Licensure......................................................................................23
         7.30.    Construction of Medical Office Building .......................................................23

ARTICLE 8 - DEFAULT AND REMEDIES.................................................................................24
         8.1.     Default........................................................................................24
         8.2.     Notice and Cure................................................................................27
         8.3.     Certain Remedies...............................................................................27
         8.4.     Completion of Construction, etc................................................................27
         8.5.     Rights and Remedies Cumulative.................................................................28

ARTICLE 9 - GENERAL TERMS AND CONDITIONS.........................................................................28
         9.1.     Loan Documents.................................................................................28
         9.2.     Waiver.........................................................................................28
         9.3.     Lender's Consent or Approval...................................................................29
         9.4.     Modification or Termination....................................................................29
         9.5.     Forum..........................................................................................29
         9.6.     Compliance with Usury Laws.....................................................................29
         9.7.     Notices........................................................................................29
         9.8.     No Brokers.....................................................................................31
         9.9.     Partial Invalidity.............................................................................31
         9.10.  Interpretation...................................................................................31
         9.11.  Disclosure of Information........................................................................31
         9.12.  Binding Effect...................................................................................31
         9.13.  Conditions for the Benefit of Lender.............................................................31
         9.14.  Counterparts.....................................................................................32
         9.15.  No Partnership, etc..............................................................................32
         9.16.  Publicity........................................................................................32
         9.17.  Loan Agreement Governs...........................................................................32
         9.18.  Time of Essence..................................................................................32
         9.19.  Applicable Law...................................................................................32
         9.20.  Waiver of Right to Trial by Jury.................................................................33
         9.21.  Survival of Representations, Warranties and Covenants............................................33
         9.22.  Payments Set Aside...............................................................................33
         9.23.    Disclaimer of Financing........................................................................33
         9.24.  Evidence of Satisfaction.........................................................................34

ARTICLE 10 - BASIC INFORMATION AND DEFINITIONS...................................................................34
         10.1.    Certain Definitions............................................................................34


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ARTICLE 11 - EXHIBITS............................................................................................39
         11.1.  Exhibits.........................................................................................39

ARTICLE 12 - ENTIRE AGREEMENT....................................................................................39
         12.1.  Entire Agreement.................................................................................39

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                                      iii

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                          CONSTRUCTION LOAN AGREEMENT


         THIS CONSTRUCTION LOAN AGREEMENT ("Agreement"), dated November 11, 1997, is made by HCPI Mortgage Corp., a Delaware corporation ("Lender"), and Heart Hospital IV, L.P., a Texas limited partnership ("Borrower"), who agree as follows:

                         ARTICLE 1 -GENERAL INFORMATION

         1.1. Loan. Lender has agreed to make a construction loan ("Loan") to Borrower in an amount not to exceed Thirty-Five Million One Hundred Thousand and No/100 Dollars ($35,100,000.00) ("Committed Sum"); provided that the Loan may, at Lender's option as hereinafter described, exceed the Committed Sum.

         1.2 Purpose. The proceeds of the Loan shall be used by Borrower only to pay the Actual Construction Costs of the construction of all on-site and off-site improvements to the land located in Travis County, Texas described in Exhibit "A" ("Land") for a heart hospital and parking structure ("Facility") to be constructed substantially in accordance with the plans and specifications identified in Exhibit "B", as hereinafter amended with Lender's consent, to the extent required ("Plans"), on the Land, together with all fixtures and appurtenances now or later to be located on the Land and/or in such improvements ("Improvements") and related costs as set forth in the Budget, as hereinafter amended with Lender's consent, to the extent required.

         1.3. Loan Documents. The Loan Documents evidence the agreements of Borrower and Lender with respect to the Loan. The Loan Documents include (a) a Promissory Note in the principal amount of the Committed Sum, executed by Borrower, payable to the order of Lender ("Note"), which Note is a renewal, amendment and restatement of the Original Note, (b) a Deed of Trust, Assignment, Security Agreement, and Financing Statement, executed by Borrower for the benefit of Lender, granting liens and security interests in the Property to Lender to secure repayment of the Loan ("Mortgage"), which Mortgage carries forward the liens of the Original Mortgage, and (c) a guaranty agreement ("Guaranty") executed by MedCath Incorporated, a North Carolina corporation ("Guarantor"), guarantying Borrower's obligations under the Loan Documents to Lender. Borrower shall comply with all Loan Documents. Article 9 contains certain defined terms used in this Agreement. The exhibits attached to this Agreement, which are made a part hereof and are incorporated herein, contain terms, provisions, and conditions applicable to the Loan.

                               ARTICLE 2 -THE LOAN

         2.1. Commitment and Advances. As a condition precedent to the Loan, Borrower shall have satisfied all of the conditions set forth in Exhibit "D" on or before the Closing Date or such other date specified therein. Thereafter, Lender shall make Advances of the Loan to Borrower in accordance with Exhibit "E" and this Agreement from the Closing Date to the earliest to occur of (a) the Maturity Date; (b) if Lender elects, the date thirty (30) days after the Closing Date if all conditions to the first Advance have not been satisfied on or before such date; (c) prepayment of the Loan in full; or (d) termination under Article
7. Notwithstanding the foregoing, Lender shall have no obligation to make any Advance (x) for the construction costs of the Improvements after the Completion Date, except for advances of amounts retained by Lender, (y) which would cause the unpaid principal amount of the Loan to exceed the Committed Sum, or (z) to the extent Lender is relieved from such obligation under provisions of the Loan Documents. The Loan is not revolving; an amount repaid may not be reborrowed. The amount of the Loan set forth on the books and records of Lender maintained in the ordinary course of business shall be presumptive evidence of the principal amount thereof owing and unpaid from time to time, but the failure to record any such amount shall not limit or affect the Obligations.

         2.2. Budget and Amendments. The Loan funds are allocated for the costs of the Project shown in the Loan Allocation column in the Budget. The Budget has been prepared by Borrower and Borrower represents to Lender that, to Borrower's knowledge, the Budget includes all material costs and expenses incident to the Loan and the Project after taking into



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account the requirements of the Loan Documents. Lender shall not be required to make any Advance (a) for any cost or purpose not set forth in the Budget; or (b) for any line item in the Budget that, when added to all prior Advances for that line item, exceeds the lesser of (i) the actual cost incurred by Borrower for such line item, or (ii) the amount of Loan funds allocated in the Budget for that line item. Borrower shall not be entitled to Advances for the purchase or leasing of equipment to be used in connection with the Facility except for equipment to be incorporated into the Facility and which will be deemed a real property fixture upon installation. Lender may make Advances allocated to line items in the Budget for other purposes or in different proportions as Lender deems necessary or advisable. Borrower shall (a) not reallocate Loan funds from one Budget line item to another (except to reallocate "Contingency" amounts to another line item) or otherwise amend the Budget without the prior written consent of Lender, which consent shall not be unreasonably withheld, except for amendments in connection with a Borrower Funded Budget Change; and (b) notify Lender promptly whenever Borrower becomes aware that the Budget is, or might be, inaccurate in any material respect.

         2.3. Loan in Balance. (a) The Loan shall not be "in balance" if Lender reasonably determines that (i) the cost required to complete or pay in full any line item in the Budget exceeds the sum of the unadvanced Loan funds allocated to that line item to which Borrower is entitled under this Agreement plus any available amount in the "Contingency" line item in the Budget, plus all undisbursed cash and undrawn letters of credit provided by Borrower under this Section for such line item or any cash to be provided by Borrower in connection with a Borrower Funded Budget Change, (ii) there are any other unanticipated costs not identified in the Budget which exceed the remaining amount in the "Contingency" line item in the Budget, (iii) the funded percentage of any contingency line item exceeds the then applicable Permitted Contingency Percentage for such contingency line item, (iv) the Committed Sum equals or exceeds an amount equal to eighty percent (80%) of the market value of the Property indicated on an appraisal obtained under Section 7.22; or (v) the unadvanced Loan funds, together with any funds to be supplied by Borrower in connection with a Borrower Funded Budget Change, will be insufficient to complete the construction of the Improvements substantially in accordance with the Plans on or before the Completion Date and to pay all Actual Construction Costs incurred in connection with such construction.

         (b) If Lender reasonably determines that the Loan is not in balance, then, within seven (7) Business Days after notice from Lender thereof, but in any event prior, and as a condition, to any additional Advance, Borrower shall either (i) deposit with Lender an amount in cash equal to the greater of (x) the excess, increased, or unanticipated cost or amount by which the Committed Sum exceeds eighty percent (80%) of such market value, or (y) the amount of additional funds necessary in the reasonable good faith judgment of Lender, as shall, when added to the unadvanced Loan funds, be sufficient to complete and/or pay for the construction of the Improvements; (ii) provide Lender with evidence satisfactory to Lender that Borrower has paid the excess, increased, or unanticipated cost; or (iii) furnish Lender with a clean, unconditional and irrevocable letter of credit in favor of Lender in the amount of the excess, increased, or unanticipated cost or amount by which the Committed Sum exceeds eighty percent (80%) of such market value, in form and content and from an issuer satisfactory to Lender, and providing for drawing thereunder in full at any time or in part from time to time (A) to make Advances to pay such excess, increased, or unanticipated cost, (B) upon the Maturity Date, (C) upon the occurrence of a Default, or (D) within thirty (30) days before the expiration date of the letter of credit if the same is not amended or replaced before such drawing to extend the expiration date to the earlier of an additional year or thirty (30) days after the Maturity Date.

         (c) Lender shall have no obligation to make further Advances until Borrower has complied with subparagraph (b) above. Any funds deposited by Borrower or drawn by Lender under any letter of credit to address subparagraph
(a)(iv) ("Additional Collateral") shall be held as additional collateral for the Loan in an interest-bearing account with any interest earned thereon payable and belonging to Borrower, or at Lender's option, applied to the Obligations in such manner and order as Lender elects in its sole discretion. Any funds deposited by Borrower or drawn by Lender under any letter of credit to address subparagraphs
(a)(i) through (a)(iii) above ("Borrower's Deposit") may be disbursed by Lender to pay such excess, increased, or unanticipated cost before the disbursement of any Loan funds. Any Borrower's Deposit shall be

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held by Lender in an interest-bearing account and any interest earned thereon shall be a part of Borrower's Deposit. Advances of Borrower's Deposit shall not constitute Advances of Loan funds and shall not bear interest. After payment in full of such excess, increased, or unanticipated cost, any remaining undisbursed Borrower's Deposit or undrawn portion of such letter of credit shall be returned to Borrower if no Default or Potential Default then exists. Upon the occurrence of a Default, Lender may (but shall have no obligation to) apply any such funds held as a Borrower's Deposit or as Additional Collateral to any Obligations in such manner and order Lender elects.

         2.4. Direct Advances to Lender. Lender shall advance, by journal entry or otherwise, Loan funds directly to itself from the "Interest" line item in the Budget to pay interest when due on the Loan, and from the portion of the Loan funds allocated in the Budget under the "Points" line item to pay any such loan and contract administration fee(s) when due, whether or not Borrower has included such amounts in any Advance Request until the earlier of (a) such time as the unpaid principal amount of the Loan, including all accrued interest and accrued fees, is equal to the Committed Sum, (b) the Conversion Date, or (c) the occurrence of a Default or Potential Default, at which time Borrower shall commence making interest payments directly to Lender. Each such direct Advance shall be added to the principal amount of the Loan and shall be secured by the Loan Documents.

         2.5. Disbursement and Performance by Lender. (a) If Borrower fails to pay or perform any Obligation within ten (10) days after the date such payment or performance is due, and whether or not the failure constitutes a Default or Potential Default, there exists any Default or Potential Default, or Borrower has requested Lender to make an Advance, refrain from making an Advance or take any action, Lender, in Borrower's name or in its own name, shall have the right, but not the obligation, before or after the expiration of the grace or cure period (if any) pertaining to any Default or Potential Default, to perform such Obligation, including (i) payment to Tribunals of taxes, assessments and other charges with respect to the Property; (ii) payment to insurers to maintain insurance; (iii) payment to Title Insurer or the holder of any unpermitted lien or encumbrance against the Property to remove same; (iv) performing any other Obligation including payment to any third party Lender deems necessary or advisable in connection with any Work or expenses incident to the Project, the Property or the Loan; and (v) taking any action and paying any amounts Lender deems reasonably necessary or advisable to protect and preserve the Property, the title thereto, or any other security for the Obligations; provided, however, that Lender's right to perform shall remain subject to Borrower's right to contest certain claims as set forth in Section 7.20 hereof. Borrower hereby assigns and pledges the proceeds of the Loan, any Borrower's Deposit and any Additional Collateral to Lender for such purpose. Lender and its representatives shall have the right, but not the obligation, to enter upon the Property at any time upon prior reasonable notice to Borrower (except for emergencies) for the purposes referred to in this Section. No such action, payment or disbursement, or failure to act, pay or disburse, shall cure or waive any Default or Potential Default, or waive any right or remedy of Lender.

         (b) Any funds of Lender paid or used for any of the purposes referred to above in this Section shall constitute an Advance of Loan funds and be a part of the Obligations secured by the Loan Documents, even if in excess of the Committed Sum, and Lender's obligation to make future Advances shall be correspondingly reduced. Lender shall give Borrower prior reasonable notice of any such funds paid or used for the purposes referred to above, provided that in the event of an emergency or an impending deadline or date on which a penalty will be imposed, no such prior notice shall be required so long as notice is provided within a reasonable time thereafter. Lender may rely on any statement, invoice, claim or notice without inquiry into the validity or accuracy thereof, and without liability for the sufficiency or adequacy of any such action or payment. Upon making any such payment Lender shall be subrogated to all rights of the Person receiving such payment. The amount and nature of any such expense or expenditure and the time when paid shall be fully established by the statement of Lender of the amount and nature thereof.

         (c) All costs, expenses and disbursements incurred by Lender under this Section, in connection with any Default or Potential Default, to protect or preserve the Property, or which are reimbursable by Borrower under any provision of this Agreement or any Loan Document shall be a part of the Obligations, even if in excess of the Committed Sum, and secured by the Loan

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Documents. Except as provided otherwise in the Loan Documents, if incurred before the Maturity Date, such costs, expenses and disbursements shall be paid or reimbursed to Lender upon demand and shall bear interest until paid (i) from the date incurred or paid until the date ten (10) days after demand, at the per annum rate equal to the lesser of the Maximum Rate or the Base Rate, provided that if at any time the Base Rate would exceed the Maximum Rate then the Base Rate shall be limited to the Maximum Rate, but, to the extent permitted by applicable Laws, any subsequent reductions in the Base Rate shall not reduce the Base Rate below the Maximum Rate until the total amount of interest accrued at the Maximum Rate equals the amount of interest which would have accrued if the Base Rate had not been limited by the Maximum Rate, and (ii) from and after the date ten (10) days after demand, at the per annum rate equal to the Maximum Rate. Except as provided otherwise in the Loan Documents, if incurred after the Maturity Date, all such costs and expenses shall be reimbursed to Lender upon demand and shall bear interest until paid at the per annum rate equal to the Maximum Rate.

         2.6. Fees . (a) Borrower has paid to Lender a nonrefundable commitment fee in the amount of $100,000.00 ("Commitment Fee"), in consideration of the commitment of Lender to make the proceeds of the Loan available to Borrower. Notwithstanding the foregoing, an amount equal to the Commitment Fee shall be reimbursed by Lender to Borrower at the time of the first Advance.

         (b) Borrower shall pay to Lender a loan fee equal to two percent (2%) of the Committed Sum, payable as follows: (i) 50% of such fee shall be paid at the time of the initial Advance hereunder, and (ii) the remaining 50% of such fee shall be paid on the Conversion Date, subject to Lender's obligation to advance Loan funds for such fee, as set forth in Section 2.4 above on the terms and conditions set forth therein. Such loan fee shall be included as a line item in the Budget.

         (c) Owner shall pay to Lender a construction administration fee equal to One Thousand Five Hundred Fifty Dollars ($1,550.00) per month from the Closing Date through the Conversion Date for the costs associated with the administration of this Agreement and the making of Advances hereunder, subject to Lender's obligation to advance Loan funds for such fee, as set forth in
Section 2.4 above on the terms and conditions set forth therein. Such construction administration fee shall be included as a line item in the Budget.

                               ARTICLE 3 -PAYMENT

         3.1. Repayment at Maturity . Subject to any provisions of the Loan Documents requiring repayment on any earlier date, the principal amount of the Loan and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

         3.2. Interest. Subject to Section 9.6, interest on the Loan shall be calculated in accordance with the following:

         (a) "Base Rate" means, on any day, a rate per annum equal to the following: (i) from the Closing Date to the Conversion Date, the sum of the Prime Rate for that day plus one percent (1%), and (ii) commencing on the Conversion Date, that rate per annum which is four percent (4%) over the per annum yield for U.S. Treasury securities, adjusted to a constant maturity of seven (7) years, as reported in the Wall Street Journal on the third Business Day preceding the Conversion Date, which rate shall increase by .2% on each succeeding anniversary of the Conversion Date. Further, if Substantial Completion of the Improvements has not been achieved by the first anniversary of the Closing Date, the Base Rate shall be increased by .12% for each thirty-day period after the first anniversary of the Closing Date until the date of Substantial Completion of the Improvements. "Prime Rate" means, on any day, the rate of interest per annum then most recently established by Bank of New York as its "prime rate." Without notice to Borrower or any other Person, the Prime Rate shall change automatically from time to time, as and in the amount by which Bank of New York's prime rate changes.
         (b) "Maximum Rate" means the maximum nonusurious interest rate per annum, if any, permitted from time to time under applicable Laws to be contracted for, taken, reserved, charged, or received by Lender with respect to the Loan. If such maximum nonusurious interest rate shall change after the date hereof, the Maximum Rate shall be automatically increased or decreased, as

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the case may be, from time to time as of the effective time of each change in such maximum nonusurious interest rate, without notice to Borrower or any other Person; provided, that the Maximum Rate shall decrease only to any extent required by applicable Laws and shall increase only to the extent permitted by applicable Laws. For purposes of determining the Maximum Rate under the applicable Laws of the State of Texas, the applicable rate ceiling shall be the indicated rate ceiling computed in accordance with Article 5069-1.04 of the Texas Revised Civil Statutes, as hereafter amended or supplemented; provided that, to the extent permitted by applicable Laws and subject to any notice or other requirements under applicable Laws, Lender may from time to time change the rate ceiling.

         (c) Interest shall be computed on the basis of the 365/360 method, which computes a daily amount of interest for a hypothetical year of 360 days, then multiplies such amount by the actual number of days elapsed in an interest computation period, but in no event shall such computation cause the interest contracted for, taken, reserved, charged, or received to exceed the amount that would be payable at the Maximum Rate, provided that interest at the Maximum Rate shall be calculated on the basis of a year of 365 or 366 days, as applicable. Interest on the principal amount of the Loan shall be computed on the principal amount of the Loan that exists from time to time and shall be computed with respect to each Advance of the Loan only from the date of that Advance. The Maximum Rate shall be applied by taking into account all amounts characterized by applicable Law as interest on the principal amount of the Loan, so that the aggregate of all interest does not exceed the maximum nonusurious amount permitted by applicable Law. Lender shall determine the interest payable in accordance with the Loan Documents, and Lender's determination thereof shall be conclusive in the absence of manifest error.

         3.3. Payments of Principal and Interest. The principal amount of the Loan from time to time outstanding that is not past-due shall bear interest at a varying rate per annum equal to the lesser of the Maximum Rate or the Base Rate; provided that if at any time the Base Rate would exceed the Maximum Rate then the Base Rate shall be limited to the Maximum Rate, but, to the extent permitted by applicable Laws, any subsequent reductions in the Base Rate shall not reduce the Base Rate below the Maximum Rate until the total amount of interest accrued at the Maximum Rate equals the amount of interest which would have accrued if the Base Rate had not been limited by the Maximum Rate. From the Closing Date to the second (2nd) anniversary of the Conversion Date, accrued interest only shall be due and payable in arrears on the first day of each calendar month, commencing on the first day of the first calendar month following the Closing Date, subject to Lender's obligation to advance Loan funds for interest payments, as set forth in Section 2.4 above on the terms and conditions set forth therein. Thereafter, Borrower shall pay, on the first day of each calendar month, monthly payments in arrears, consisting of principal and interest in an amount calculated by Lender which would fully amortize the outstanding principal balance of the Loan as of the Conversion Date and interest thereon in equal monthly installments over a period of twenty-five (25) years at the Base Rate in effect on the Conversion Date, recalculated on each anniversary of the Conversion Date to reflect the adjustment in the Base Rate made pursuant to
Section 3.2 (a)(ii) above.

         3.4. Past-Due Obligations. Any Obligation (including, to the extent permitted by applicable law, all accrued unpaid interest on the principal amount of the Loan) that is not paid when due (whether scheduled, accelerated, or otherwise) shall bear interest, payable on demand, from the date due until paid, at a rate per annum equal to the Maximum Rate; provided, however, that Borrower shall be allowed one ten-day grace period in each twelve-month period during the term of the Loan for payment of a past-due installment of principal and/or interest before the Maximum Rate is applied.

         3.5. Prepayments. As long as there is no Default or Potential Default, Borrower may prepay the principal amount of the Loan in full at any time after the Conversion Date, on any Business Day, provided (a) Borrower gives Lender at least one (1) Business Day prior written notice, and (b) the prepayment is accompanied by payment of all accrued unpaid interest on the outstanding principal amount of the Loan and the Prepayment Premium. The Prepayment Premium shall also be paid upon any acceleration of the Loan pursuant to the terms and conditions of the Loan Documents or by law. Lender shall notify Borrower of the amount and

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basis of determination of the Prepayment Premium. Borrower agrees that Lender shall not be obligated actually to reinvest the amount prepaid in any Treasury obligations as a condition precedent to receiving the Prepayment Premium.

         In the event of the occurrence of a Significant Capital Raising Event involving the refinancing of the Loan, Borrower may propose that Lender make one or more future construction loan(s) to Borrower in the six-month period following the Prepayment Date (the "Loan Substitution Period"), the terms of which are consistent with the terms of the Loan, including an interest rate equal to or greater than the interest rate on the Loan on the Prepayment Date, secured by one or more to-be-constructed hospital(s) reasonably acceptable to Lender. If Lender agrees to make such a loan or loans to Borrower, Lender shall place the Prepayment Premium in an interest-bearing escrow account with an escrow agent, and pursuant to an escrow agreement, acceptable to both Lender and Borrower. In the event that no such loan closes during the Loan Substitution Period, the entire Prepayment Premium shall be released to Lender. If such loan or loans close, the funds being held shall be released upon the earlier to occur of (i) the expiration of the Loan Substitution Period, or (ii) the closing of the last of the loans proposed by Borrower, and shall be paid as follows: (a) to HCPI, an amount equal to the aggregate sum of (i) one percent (1%) of the amount prepaid on the Prepayment Date; (ii) two-tenths of one percent (.2%) of the amount prepaid on the Prepayment Date, multiplied by the number of full calendar months from the Prepayment Date through the closing of the last of Borrower's proposed loans to close during the Loan Substitution Period, and (iii) if the aggregate amount of Borrower's proposed loans which close during the Loan Substitution Period (the "Substitute Loans") is less than the amount prepaid on the Prepayment Date, an amount equal to the Prepayment Premium multiplied by a fraction, the numerator of which is the amount of the Loan prepaid on the Prepayment Date, less the amount of the Substitute Loans, and the denominator of which is the amount prepaid on the Prepayment Date, and (b) the remainder, if any, to Borrower.


         Borrower acknowledges and agrees that the Prepayment Premium described above is directly related to damages that Lender will suffer as a result of a prepayment of the Note. Any involuntary partial prepayments of principal under the Note shall not entitle Borrower to have the remaining payments of principal and interest due under the Note reduced by reamortizing the remaining unpaid principal balance due under the Note after such partial prepayment or by applying such partial prepayment to the next payment of principal and interest due under the Note.

         Notwithstanding the foregoing, if at any time the principal amount of the Loan exceeds the Committed Sum, Borrower shall immediately pay to Lender such excess, together with all accrued unpaid interest on the outstanding principal amount of the Loan, but Borrower shall not be required to pay a Prepayment Premium. No Prepayment Premium shall be payable in connection with any full or partial prepayment caused by Lender's application of condemnation or casualty proceeds to the Loan, as described herein.

         3.6. Application of Payments. Prior to the occurrence of a Default, all payments (including prepayments) received by Lender hereunder from or on behalf of Borrower shall be applied first to pay accrued interest then due and payable, second to repay the principal amount of the Loan (in inverse order of maturity, in the case of involuntary partial prepayments), and third to pay any other Obligations in the manner and order reasonably determined by Lender in its sole discretion. After the occurrence of a Default, all payments (including prepayments) received by Lender hereunder from or on behalf of Borrower shall be applied to the Obligations in the manner and order determined by Lender in its sole discretion.

         3.7. General Provisions. Each payment of principal, interest, and/or other sums due to Lender under any other Loan Document shall be made by Borrower to Lender before 1:00 p.m. Los Angeles, California time on the due date therefor, without setoff or counterclaim, by wire transfer as follows: Wells Fargo Bank, San Francisco, CA, ABA #:121-000248, Account Name: HCPI Mortgage Corp., Account No. 4812-031920, or in such other form or at such other place as may be from time to time designated by Lender by notice to Borrower. All payments shall be made in lawful money of the United States of America. Should any payment due under the Loan Documents become due and payable on a day other than a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for the extended time at the Base Rate or the Maximum Rate, as applicable.

                            ARTICLE 4 - CONSTRUCTION

         Borrower represents, warrants, covenants and agrees as follows:

         4.1. Plans . All construction must comply with the Plans in all material respects. Borrower has delivered to Lender a true and correct copy of the Plans, which have been approved and accepted by Borrower, all applicable Tribunals, and Original Contractor, are complete in all material respects, contain all detail necessary and adequate for the construction of the Improvements, and to comply with those applicable Legal Requirements necessary to avoid a Material Adverse Effect. No plans or specifications, or changes thereto, other than Permitted Scope Changes (as hereinafter defined), shall be part of the Plans until consented to by Lender, which consent shall not be unreasonably withheld, and approved by all applicable Tribunals. Borrower assumes full responsibility for compliance of the Plans and the Property with all Legal Requirements to the extent necessary to avoid a Material Adverse Effect and with sound building and engineering practices. As additional security for the payment of the Loan, Borrower hereby transfers and assigns all of Borrower's rights and interests, but not its liability, in, under and to the Plans. Lender may use the Plans only for any purpose relating to the Improvements.

         4.2. Contracts. Borrower has delivered to Lender a true and correct copy of the Original Contract (including all change orders thereto). The Original Contract covers all Work required by the Plans necessary to complete the Improvements. Borrower has not received from the Original Contractor any notice of default or notice of intention to suspend work. To the best of Borrower's knowledge, there are no labor controversies pending or threatened against Borrower, Original Contractor, or any Subcontractor. Borrower shall deliver to Lender promptly on request the names of all Persons with whom Borrower has contracted or intends to contract for any Work. Without Lender's prior written consent, which consent shall not be unreasonably withheld, as to parties, terms, and all other matters, Borrower shall not (a) enter into any contract which provides for Work in excess of $250,000.00, other than the Original Contract and Borrower's agreement with Borrower's Architect, (b) suffer or permit any contract for Work in excess of $250,000.00 to terminate by reason of any failure of Borrower to meet any requirements thereof, (c) enter into any contract for Work in excess of $250,000.00 that is not unconditionally terminable by Borrower or any successor owner without payment or penalty on not more than sixty (60) days notice to the other party thereunder, or (d) terminate, cancel, or materially and adversely modify or amend any contract for Work, except for an increase to a contract in connection with a Borrower Funded Budget Change or a Permitted Scope Change. Borrower shall not suffer or permit any material breach or default to occur in any of the obligations of Borrower under any contract for any Work. All contracts for Work must be subordinate to the Loan Documents. As additional security for the payment of the Loan, Borrower hereby transfers and assigns all of Borrower's rights and interest, but not its liability, in, under and to all contracts for any Work.

         4.3. Construction of the Improvements. Prior to the recordation of the Original Mortgage, no work of any kind (including the destruction or removal of any existing improvements, site work, clearing, grading, grubbing, draining, or fencing of the Land) was commenced or performed on the Land, no equipment or material was delivered to or upon the Land for any purpose, and no affidavit of commencement of construction of the Improvements was executed or recorded. Borrower shall, if not already commenced, commence construction of the Improvements within thirty (30) days from the date hereof, and shall prosecute the construction of the Improvements with diligence and continuity, in a good and workmanlike manner, with materials of high quality, and, to the extent necessary to avoid a Material Adverse Effect, in accordance with all applicable Legal Requirements. Borrower shall also prosecute the construction of the Improvements in accordance with the Loan Documents and in accordance in all material respects with sound building and engineering practices and the Plans. Immediately upon commencement of construction of the Improvements or delivery of materials to the Land (and in no event later than thirty (30) days thereafter), an affidavit of commencement of construction, in accordance with Section 53.124 of the Texas Property Code, by Borrower and Original Contractor, executed and dated after the date the Original Mortgage was recorded, stating the date on which construction commenced (which must be a date after the date the Original Mortgage was recorded), must have been recorded in the County Clerk's Office of Travis County, Texas. There will be no structural defects in the Improvements; and the Improvements will not encroach upon any property line, building line, setback line, easement, or other restricted area. The construction schedule for the Project is realistic and feasible, and the Completion Date is a reasonable estimate of the time required to complete the Improvements. Borrower shall obtain all permits, licenses and approvals for the use, occupancy, and operation of the Improvements on or before the Completion Date, free and clear of all liens except (i) as granted under the Loan Documents, and (ii) such other liens for Work performed which do not exceed $250,000.00 in the aggregate, and which are dismissed, discharged, stayed, indemnified against by bond, or quashed on or before the earlier of the date any proceeding is commenced to foreclose any such lien or the thirtieth (30th) day after the filing of such lien. Borrower shall not permit cessation of work for a period in excess of twenty (20) days (whether or not consecutive), except for delays arising from unusually adverse weather conditions not taken into account in the construction schedule, fire or other casualty, labor disputes (exclusive of offensive lockouts or strikes resulting from the failure of Borrower, Original Contractor, any Subcontractor, or any consultant to bargain in good faith) or other unforeseen circumstances or events (except financial circumstances or events or matters which may be resolved by the payment of money) beyond the control of Borrower ("Excusable Delays"), provided Borrower has notified Lender of such delay within five (5) calendar days of Borrower receiving notice or otherwise becoming aware of its occurrence, and provided that no Excusable Delay shall: (a) suspend or otherwise abate any obligation of Borrower, any Guarantor or other Person to pay any sum of money (including principal and interest on the Loan) under the Loan Documents; (b) suspend or abate any other Obligation; or (c) extend the Completion Date. Borrower shall promptly correct or cause to be corrected, at its sole cost and expense (or at the cost and expense of Original Contractor) and not as part of the Actual Construction Costs, (i) any material defect in the Improvements, (ii) any material departure from the Plans, except as set forth in Section 4.4 below,
(iii) any departure from the Loan Documents, (iv) any departure from the Legal Requirements which would constitute a Material Adverse Effect, and (v) any material encroachment by any part of the Improvements on any property line, building line, setback line, easement or other restricted area which any survey or inspection reflects.

         4.4. Changes. Without Lender's prior written consent, Borrower shall not change or modify the Plans, agree to any change order or corresponding change to the Original Contract, or allow any extras to Original Contractor, except that Borrower may make or allow such changes or extras without Lender's prior consent (a "Permitted Scope Change") if: (a) Borrower notifies Lender in writing of the change or extra with appropriate supporting documentation and information; (b) Borrower obtains the approval of Original Contractor, Borrower's Architect, and all sureties and insurers whose approval is required;
(c) the structural integrity, quality and standard of workmanship of the Improvements, including, without limitation, all basic building systems, is not impaired; (d) no substantial change in architectural appearance is effected;
(e)(i) no Default or Potential Default, (ii) no default in any obligation to any other Person which would constitute a Material Adverse Effect, or (iii) violation of any Legal Requirement constituting a Material Adverse Effect, would result from such change or extra; (f) except in connection with a Borrower Funded Budget Change, the increase or reduction in cost resulting from any single change or extra does not exceed $50,000.00 and the aggregate amount of all such increases and/or reductions does not exceed $250,000.00; (g) Borrower takes appropriate action under Section 2.3 resulting from the change or extra, to the extent such action is required therein; (h) completion of the Improvements by the Completion Date will not be affected or delayed; and (i) the size of the Improvements is not materially increased or decreased, except for increases in connection with a Borrower Funded Budget Change. Lender shall not be obligated to review a proposed change unless and until Lender has received all documents necessary to review such change, such as the change order, cost estimates, and plans and specifications, and evidence that all approvals by all applicable parties have been obtained.


                          ARTICLE 5 - LETTERS OF CREDIT

         5.1. Letters of Credit . Commencing on the Closing Date and continuing through that date upon which any and all amounts payable under the Loan Documents have been paid in full, Borrower shall have obtained and delivered to Lender a letter of credit (the "Letter of Credit") from a financial institution satisfactory to Lender but in any event with (a) not less than $100 Million in net current assets, (b) a financial rating of not less than 60 as rated by Sheshonoff Information Services, Inc. (or any equivalent rating thereto from any successor or substitute rating service selected by Lender), and (c) an investment grade rating from each of Standard and Poors Corporation and Moody's Investors Service, naming Lender as beneficiary to secure the Obligations hereunder, at the times, in the amounts and for the purposes set forth below. The Letter of Credit shall be in substantially the form of Exhibit H hereto. The Letter of Credit shall be for a term of not less than one (1) year and irrevocable during that term. The Letter of Credit shall provide that it will be honored upon a signed statement by Lender that Lender is entitled to draw upon any letter of credit under this Agreement, and shall require no signature or statement from any party other than Lender. No notice to Borrower shall be required to enable Lender to draw upon the Letter of Credit. The Letter of Credit shall also provide that following the honor of any drafts in any amount less than the aggregate amount of the Letter of Credit, the financial institution shall return the original Letter of Credit to Lender and Lender's rights as to the remaining amount of the Letter of Credit will not be extinguished. In the event of a transfer of Lender's interest in the Loan, Lender shall have the right to transfer the Letter of Credit to the transferee and thereupon shall, without any further agreement between the parties, be released by Borrower from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new lender. If the financial institution from which Borrower has obtained the Letter of Credit shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, then Borrower shall obtain a replacement Letter of Credit within thirty
(30) days of such act from another financial institution satisfactory to Lender.

         5.2. Times for Obtaining Letters of Credit. The initial Letter of Credit shall be obtained and delivered to Lender on or prior to the Closing Date. A replacement Letter of Credit shall be obtained and delivered to Lender not less than thirty (30) days prior to the expiration of each then existing Letter of Credit ("Letter of Credit Date"). The term for each such Letter of Credit shall begin no later than the expiration date of the previous Letter of Credit and shall comply with all requirements of this Article 5.

         5.3. Amounts for Letters of Credit. The initial Letter of Credit shall be in the amount of $883,000.00. Each replacement Letter of Credit shall be in an amount equal to (i) prior to the Conversion Date, twenty-five percent (25%) of the Committed Sum, multiplied by Lender's estimate of the Base Rate to be in effect on the Conversion Date, and (ii) on and after the Conversion Date, twenty-five percent (25%) of the outstanding principal amount of the Loan, multiplied by the Base Rate in effect at the time of issuance of such Letter of Credit.

         5.4. Uses of Letters of Credit. Lender shall have the right to draw upon the Letter of Credit up to its full amount whenever (a) a Default hereunder has occurred, (b) a default or an event of default under any other Loan Document or other agreement or instrument now or hereafter executed by and between Lender or an Affiliate of Lender and Borrower or under any other letter of credit, guaranty, mortgage, deed of trust, or other instrument now or hereafter executed by Borrower in favor of Lender or an Affiliate of Lender has occurred and any applicable cure period therefor has expired, or (c) in the event transmittal of any notice of default may be barred by applicable law, an event or circumstance has occurred which with notice or passage of time, or both, would constitute a Default hereunder or a default or an event of default under any such other lease, agreement, letter of credit, guaranty, mortgage, deed of trust or other instrument. In addition, if Borrower fails to obtain a satisfactory replacement letter of credit prior to the applicable Letter of Credit Date, Lender may draw upon the full amount of the then existing Letter of Credit without giving any notice or time to cure to Borrower. No such draw shall (i) cure or constitute a waiver of a Default, (ii) be deemed to fix or determine the amounts to which Lender is entitled to recover under this Agreement or otherwise, or (iii) be deemed to limit or waive Lender's right to pursue any remedies provided for in this Agreement. If all or any portion of the Letter of Credit is drawn against by Lender, Borrower shall, within five (5) business days after demand by Lender, cause the issuer of such Letter of Credit to issue Lender, at Borrower's expense, a replacement letter of credit in substantially the form attached hereto as Exhibit H in the amount required pursuant to Section 5.3.

         5.5. Prepayment of Loan. Notwithstanding anything contained herein to the contrary, Borrower may, at Borrower's sole discretion, prepay the Loan in an amount equal to the amount of the then existing Letter of Credit, without premium or penalty, upon at least five (5) Business Days prior written notice, and upon receipt of such prepayment, Lender shall return the Letter of Credit to Borrower, and Borrower shall have no further obligation to provide Lender with letters of credit under this Article 5.

                 ARTICLE 6 - TAXES, INSURANCE, AND CONDEMNATION

         6.1.     Hazard and Other Insurance.

         (a) Borrower shall at all times keep the Property, and all property located in or on the Property, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State in which the Property is located. All liability type policies must name Lender as an "additional insured." All casualty and business interruption type policies shall name Lender as "loss payee." Any loss adjustment shall require the written consent of Lender and Borrower. The policies shall insure against the following risks:

                  (i) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement) and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below) and including a building ordinance coverage endorsement;

                  (ii) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Improvements, in such limits with respect to any one accident as may be reasonably requested by Lender from time to time;

                  (iii) Flood (when the Property is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

                  (iv) Business interruption in an amount not less than twelve
         (12) months of principal and interest payments payable under the Note with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance-Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Items (i), (ii) or (iii) above;

                  (v) Claims for personal injury or property damage under a primary policy of comprehensive general public liability insurance with amounts not less than One Million Dollars ($1,000,000.00) combined single limit and Two Million Dollars ($2,000,000.00) in the annual aggregate;

                  (vi) Medical professional liability under a primary policy with amounts not less than One Million Dollars ($1,000,000.00) combined single limit and Two Million Dollars ($2,000,000.00) in the annual aggregate;

                  (vii) Excess liability coverage for comprehensive general public liability insurance and medical professional liability with amounts not less than Five Million Dollars ($5,000,000.00) combined single limit and Five Million Dollars ($5,000,000.00) in the annual aggregate; and

                  (viii) Builder's risk insurance covering the construction of the Improvements, in a face amount of not less than the full insurable value of the Improvements and materials supplied in connection with the Improvements, with appropriate provisions made to include coverage of materials stored off the Property in an amount not less than the full insurable value of such materials stored off the Property from time to time.

         (b) The term "replacement cost" shall mean the actual replacement cost of the insured property from time to time. If Lender or Borrower believes that the replacement cost has increased or decreased at any time, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the "impartial appraiser"). The party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party. The determination of the impartial appraiser shall be final and binding, and Borrower shall forthwith increase or decrease the amount of the insurance carried pursuant hereto to the amount so determined by the impartial appraiser. The party requesting such appraisal shall pay the fee, if any, of the impartial appraiser. If Borrower has made improvements to the Property, Lender may at Borrower's expense have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

         (c) In addition to the insurance described above, Borrower shall at all times maintain adequate workers' compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Borrower on the Property and any capital improvement thereto in accordance with Legal Requirements.

         (d) All insurance policies carried by Borrower covering the Property and any capital improvements thereto and personal property thereon including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against Lender. Borrower agrees that its policies will include such waiver clause or endorsement. Borrower waives any claims it has against Lender to the extent such claim is covered by insurance.

         (e) All of the policies of insurance referred to herein shall be written in form satisfactory to Lender and by insurance companies with a policyholder rating of "A" and a financial rating of "X" in the most recent version of Best's Key Rating Guide. Borrower shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lender prior to their effective date (and with respect to any renewal policy, at least fifteen
(15) days prior to the expiration of the existing policy. Each insurer shall agree, by endorsement on the policy or polices issued by it, or by independent instrument furnished to Lender, that it will give to Lender thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State.

         (f) If Lender or Borrower shall at any time believe the limits of the insurance required hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Lender.

         (g) Notwithstanding anything to the contrary contained in this Article, Borrower's obligations to carry the casualty insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Borrower; provided, however, that the coverage afforded Lender will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article are otherwise satisfied.

         (h) Borrower shall not, on Borrower's own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Borrower or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless Lender is included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Agreement. Borrower shall immediately notify Lender of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies. Nothing contained herein shall be deemed a restriction on Borrower's right to obtain insurance policies for equipment financed by a third party lender, to the extent such equipment is not deemed a fixture encumbered by the Mortgage.

         (i) If Borrower fails to obtain and/or maintain the insurance required under the Loan Documents or to deliver such policies or certificates to Lender at the times required, (i) Borrower will indemnify and hold Lender harmless from and against any damage, loss, liability or expense resulting from all risks that would have been covered by the required insurance if so maintained; (ii) if any loss occurs, Lender shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Lender; and (iii) Lender has the right (but not the obligation) to obtain such insurance at Borrower's expense, which may at Lender's election be coverage for Lender's interest only, the costs and expenses so expended by Lender, together with interest thereon at the Maximum Rate, shall be (A) due and payable by Borrower on demand, (B) a part of the Obligations, even if in excess of the Committed Sum, and (C) secured by the Loan Documents. If any hazard, title, or other insurer becomes insolvent or subject to any bankruptcy, receivership or similar proceeding or if, in Lender's reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Borrower shall promptly obtain and deliver to Lender a like policy (or, if and to the extent permitted by Lender, a certified copy of the policy or a satisfactory certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of the Loan Documents.

         (j) Upon any foreclosure of the Mortgage or transfer of title to the Property in lieu of foreclosure, all of Borrower's right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder, to the extent allocable to the Property, shall thereupon vest in the purchaser at foreclosure or other such transferee to the extent permissible under such policies.

         (k) Upon the occurrence of a Default, Lender has the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Property, and the costs and expenses (including attorneys' fees), appraisal costs, and consultant fees incurred by Lender in the adjustment and collection of insurance proceeds shall be due and payable by Borrower on demand, a part of the Obligations, even if in excess of the Committed Sum, and secured by the Loan Documents. Lender shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower.

         (l) Borrower shall take all necessary action, with Lender's consent, to obtain the benefit of any insurance proceeds lawfully or equitably payable to Borrower or Lender in connection with any loss of or damage to the Project or the Property, all of which shall be paid directly to Lender, whether or not the security for the Loan has been impaired or otherwise affected, and applied first to reimburse Lender and the Trustee for all unreimbursed costs and expenses, including attorney's fees, incurred in connection with the collection of such proceeds and the balance of such proceeds shall, at Lender's option in its reasonable discretion, be (i) released to Borrower, (ii) applied to repair or restoration, either partly or entirely, of the Property so damaged, on conditions required by Lender, or (iii) applied to the payment of the Obligations, whether or not due, in such order and manner as Lender may elect in its sole discretion. In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.

         6.2. Condemnation. Borrower shall take all necessary action, with Lender's consent, which consent shall not be unreasonably withheld, to obtain the benefit of any sums lawfully or equitably payable to Borrower or Lender for the condemnation of any part of the Property for public or quasi-public use, or by virtue of private sale in lieu thereof, and any sums which may be awarded or become payable to Borrower for injury or damage to the Property, all of which shall be paid directly to Lender, whether or not the security for the Loan has been impaired or otherwise affected, and applied first to reimburse Lender and Trustee for all unreimbursed costs and expenses, including reasonable attorney's fees, actually incurred in connection with the collection of such sums and the balance of such sums shall, at Lender's option in its reasonable discretion, be (i) released to Borrower, (ii) applied to repair or restoration, either partly or entirely, of the Property so affected, on conditions required by Lender, or (iii) applied to the payment of the Obligations, whether or not due, in such order and manner as Lender may elect in its sole discretion; provided, however, that so long as no Default has occurred and is continuing under the Loan Documents, Lender agrees not to unreasonably withhold its consent to the application of such funds to repair or restore the Property so affected, on conditions required by Lender. In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. Lender shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to Borrower. Lender is hereby authorized, in the name of Borrower, to execute and deliver valid acquittance for, and to participate (provided that if no Default has occurred, Borrower shall be allowed to assume the primary role) in any appeal from, any such award, judgment or decree, and all costs and expenses (including attorneys' fees, appraisal costs, and consultant fees) incurred by Lender in connection with any such condemnation shall be due and payable by Borrower on demand, a part of the Obligations, even if in excess of the Committed Sum, and secured by the Loan Documents.

         6.3. Restoration and Reconstruction. If any act or occurrence of any kind or nature results in damage to or loss or destruction of the Property and all available insurance or condemnation proceeds are made available to Borrower for restoration and reconstruction, Borrower shall, whether or not such insurance or condemnation proceeds are sufficient for the purpose, promptly commence and continue diligently to completion to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to the damage, loss or destruction.
Borrower further represents and warrants that to Borrower's knowledge, Borrower would be entitled, under applicable law, to restore or reconstruct the Improvements upon any damage to or loss or destruction of the Property.

         6.4. Taxes. (a) Borrower shall pay or cause to be paid all federal, state and local taxes, assessments and other governmental charges or levies imposed with respect to any portion of the Property or the ownership, use, occupancy or enjoyment thereof, as the same become due and payable and before the same become delinquent or any penalty may be imposed, including all ad valorem taxes assessed against any portion of the Property. Borrower shall deliver promptly to Lender such evidence of the payment thereof as Lender may require including providing Lender with receipted tax bills marked paid by the applicable Tribunal, or other evidence satisfactory to Lender of payment of all such taxes or assessments or charges on or before thirty (30) days prior to the delinquency date for each such payment or installment thereof. Notwithstanding the foregoing, Borrower may contest any such taxes, assessments or charges to the extent permitted by Section 7.20.

         (b) Borrower has filed all tax returns and reports required to be filed and has paid all taxes and governmental charges thereby shown to be owing or as otherwise due to the extent required by applicable Law. Borrower will promptly pay (to the extent not contested by Borrower in good faith and in accordance with applicable Laws) all income, franchise and other taxes owing by Borrower and any stamp taxes or other taxes (unless such payment by Borrower is prohibited by applicable Law) required to be paid with respect to the Loan Documents.

         (c) In the event of the enactment after this date of any Law applicable to Lender, the Note, the Property or the Mortgage deducting from the value of property for the purpose of taxation any lien or security interest thereon, or imposing upon Lender the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Borrower, or changing in any way the Laws relating to the taxation of deeds of trust or mortgages or security agreements or debts secured by deeds of trust or mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect the Mortgage, Obligations, or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or liens, or reimburse Lender therefor; provided that if in the opinion of counsel for Lender it might be unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable Law, Lender may elect to declare all of the Obligations to be due and payable sixty (60) days from the giving of written notice by Lender to Borrower.

         6.5. Reserve for Insurance, Taxes and Assessments. At Lender's option and request upon Borrower's failure to make any required tax or insurance payment in connection with the Property, Borrower will deposit with Lender, to secure Borrower's obligations to pay the sums referred to below in this Section, but not in lieu of such obligations, a sum equal to ad valorem taxes, assessments and charges against the Property for the current year and the premiums for the current year for the policies of insurance required under the Loan Documents, all as estimated by Lender and prorated to the end of the calendar month following the month during which Lender's request is made, and thereafter will deposit with Lender, on each date when an installment of principal and/or interest is due, sufficient funds (as estimated from time to time by Lender) to permit Lender to pay at least fifteen (15) days prior to the due date thereof, and Lender is hereby authorized to pay, the next maturing ad valorem taxes, assessments and charges and premiums for such policies of insurance. Lender has the right to rely upon tax information furnished by applicable taxing authorities in the payment of such taxes or assessments and has no obligation to make any protest of any such taxes or assessments. Any excess over the amounts required for such purposes shall be held by Lender for future use, applied to any of the Obligations (whether or not due) in such manner and order as Lender may determine in its sole discretion, or refunded to Borrower, at Lender's option. Any deficiency in such funds so deposited shall be made up by Borrower within ten (10) days of request by Lender. All such funds so deposited shall bear no interest, may be mingled with the general funds of Lender and shall be applied by Lender toward the payment of such taxes, assessments, charges and premiums when statements therefor are presented to Lender by Borrower (which statements shall be presented by Borrower to Lender a reasonable time before the applicable amount is due); provided that if a Default has occurred hereunder such funds may at Lender's option be applied to the payment of the Obligations (whether or not due) in the manner and order determined by Lender, and Lender may (but has no obligation to) apply all or any part of such funds toward the payment of any past due taxes, assessments, charges or premiums, together with any penalties or late charges or other governmental charges with respect thereto. The conveyance or transfer of Borrower's interest in the Property for any reason (including the foreclosure of a subordinate lien or security interest or a transfer by operation of Law) shall constitute an assignment of Borrower's interest in such funds held by Lender under this Section subject to the rights of Lender.


               ARTICLE 7 -ADDITIONAL REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

         Borrower represents, warrants, covenants and agrees as follows:

         7.1. Financial Statements. (a) All financial statements and other financial information regarding Borrower, General Partner, or any Guarantor furnished by or on behalf of Borrower, General Partner, or any Guarantor to Lender are true, correct, and complete in all material respects as of the dates specified therein and fully and accurately present, in all material respects, the financial condition of Borrower, General Partner, or any Guarantor as of the dates specified; all financial statements have been prepared in accordance with generally accepted accounting principles and practices recognized from time to time by the Financial Accounting Standards Board, consistently applied for all periods to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower, General Partner, and any Guarantor (and, on a consolidated basis, of Borrower, General Partner, and any Guarantor and their consolidated subsidiaries, if applicable) ("GAAP"), except for such departures from GAAP as are otherwise approved by a Big 6 accounting firm (or any generally recognized successor to the Big 6) and noted on such financial statements. No change has occurred in Borrower's, General Partner's, or any Guarantor's financial condition reflected therein since the respective dates of the financial statements for such Person delivered to Lender which constitutes a Material Adverse Effect. Borrower, General Partner, and any Guarantor are solvent after giving effect to all borrowings and guaranties contemplated in the Loan Documents. Borrower will keep accurate books and records in accordance, in all material respects, with GAAP in which full, true and correct entries shall be promptly made with respect to the Project and the Property and the operation thereof. Borrower shall permit Lender, at all reasonable times and upon reasonable prior notice, to examine and copy the books and records of Borrower pertaining to the Loan, Project, Property, and all contracts, statements, invoices, bills, and claims for the Work.

         (b) Borrower and any Guarantor shall each furnish or cause to be furnished to Lender the following:

                  (i) within one hundred twenty (120) days after the close of each fiscal year of Borrower and within ninety (90) days after the close of each fiscal year of any Guarantor, respectively: (Ai) a balance sheet dated as of the close of such fiscal year; (B) an operating statement for such fiscal year; and (C) a fully executed certificate in the form of Exhibit "F" ("Compliance Certificate") dated as of the delivery of such statements;

                  (ii) within sixty (60) days after the close of each and every quarter of each fiscal year of Borrower or any Guarantor, as the case may be, an unaudited: (A) balance sheet dated as of the close of such fiscal quarter; (B) comprehensive operating statement for such fiscal quarter; and (C) a fully executed Compliance Certificate dated as of the delivery of such statements;

                  (iii) an operating statement for each month (A) during the period commencing with the Closing Date and continuing until the Property Net Income for any calendar month is positive, and (B) during each period commencing with the end of any three consecutive calendar month period for which the Property Net Income is negative and continuing until the Property Net Income is positive for three consecutive calendar months, which operating statement shall be furnished within thirty (30) days after the end of the calendar month for which such statement is being furnished; and

                  (v) from time to time, additional financial statements and financial information Lender reasonably requests and which are prepared in the normal course of Borrower's or any Guarantor's business, as the case may be.

         (c) All balance sheets and operating statements described in Section 7.1(b)(i) shall be audited by a Big 6 accounting firm (or firm of similar stature should the Big 6 designation be discontinued at any time) selected by Borrower and any Guarantor, respectively, and consented to by Lender without any qualification or exception other than those acceptable to Lender; provided, however, that Borrower shall not be required to provide audited balance sheets and operating statements until Borrower commences its operations at the Property. Copies of all other financial statements described above which are audited by such accounting firm shall be provided to Lender within ten (10) business days of receipt by Borrower or any Guarantor, as the case may be.

         7.2. Litigation. There is no threatened or pending Litigation involving or affecting the Project, the Property, Borrower, General Partner, or any Guarantor, the validity, enforceability, or priority of any of the Loan Documents, or which constitutes a Material Adverse Effect. If any Litigation is threatened or commenced (a) that seeks to enjoin, prevent, or declare invalid or unlawful Borrower's construction, occupancy, use or operation of the Improvements; (b) that endangers, questions or attacks the title to any part of the Property or the validity, enforceability, or priority of any Loan Document;
(c) that seeks to levy upon or seize any part of the Property; (d) for any condemnation or taking of any part of or interest in the Property; (e) with respect to any claimed personal injury, death or property damage on or about the Property not covered by insurance; or (f) which constitutes a Material Adverse Effect; then Borrower shall promptly and vigorously contest such Litigation in good faith (provided that Borrower shall have the right to settle such Litigation if appropriate in the good faith exercise of Borrower's business judgment), resist the entry of any temporary or permanent injunction, and seek the stay of any such injunction that may be entered. After the occurrence of a Default, Lender may (but shall not be obligated to) commence, appear in, or defend any such Litigation, compromise or discharge adverse claims made with respect to the Property, purchase tax titles, remove prior liens or security interests, and pay all necessary expenses, including attorneys' fees, incurred in connection with such Litigation, which Borrower shall reimburse to Lender on demand and which shall be part of the Obligations, even if in excess of the Committed Sum, secured by the Loan Documents.

         7.3. Existence and Rights. True, correct and complete copies of the documents governing Borrower's existence and authority have been delivered to Lender. Borrower is duly organized, validly existing, and in good standing under the Laws of the state of its organization and under Texas Laws; is lawfully doing business in Texas; has full power and authority to lease and/or own the Property, as the case may be, and to construct, lease and operate the Improvements, and enter into and perform the Loan Documents; and has not conveyed, assigned or otherwise transferred (or agreed to do so) any development rights, air rights, utility rights, tap-in, availability, or capacity rights, easement or license rights, or other rights, privileges or attributes with respect to the Project or the Property, except for the Permitted Encumbrances. Borrower shall maintain and preserve its existence under the Laws of its jurisdiction of organization and under Texas Laws; preserve, protect, renew and extend all franchises, permits, licenses, privileges, concessions and other material rights applicable to Borrower or the Property; and shall not make any change in its name, identity, or structure or develop new lines of business without Lender's prior written consent.

         7.4. Authorization, Conflicts, Enforceability. The execution, delivery, and performance of the Loan Documents by Borrower have been duly authorized by Borrower and shall not cause or result in a violation or breach of, or a default (or provide cause for acceleration of indebtedness) under, any organizational document, agreement or other Legal Requirement (to the extent that a violation or breach of such Legal Requirement would constitute a Material Adverse Effect) by which Borrower or any of Borrower's property are bound or affected. Borrower is not in default under any obligation of Borrower or any Legal Requirement, the default of which constitutes a Material Adverse Effect. The Loan Documents executed by Borrower constitute the valid and legally binding obligations of Borrower enforceable in accordance with their terms, except as limited by Debtor Relief Laws and except as the availability of certain remedies may be limited by general principles of equity.

         7.5. Title to the Property. Borrower owns and holds full legal and equitable title to the Property, subject to no encumbrances other than the Permitted Encumbrances. No Work shall be supplied, purchased, or installed pursuant to agreements whereby a security interest or title is retained or any right is reserved or accrues to remove or repossess any of the Property. Borrower shall deliver to Lender on request true and correct copies of any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any Work.

         7.6. Legal Requirements. Borrower (a) has complied and will comply with all Legal Requirements relating to or affecting the Project, Property, Loan, or Borrower, the noncompliance with which would constitute a Material Adverse Effect, including, without limitation, Ordinance Number 890525-D, approving the West 38th Street Planned Unit Development; (b) has obtained, and delivered true and correct copies to Lender of, all required permits, licenses, approvals and consents from, and has made all filings with, any Tribunal (and the same have not lapsed nor been rescinded or revoked) necessary in connection with the construction of the Improvements, the execution, delivery or enforcement of any Loan Document, and the performance of the Obligations; and
(c) has no knowledge of, and has received no notice of, any violation of any Legal Requirement relating to or affecting the Project, the Property, Borrower, General Partner, or any Guarantor, the violation of which would constitute a Material Adverse Effect. The Property, and the intended use, occupancy, or operation thereof, complies and will comply with all applicable Legal Requirements, the noncompliance with which would constitute a Material Adverse Effect. No part of the Property constitutes (or will constitute) a nonconforming use under any zoning Law or similar Legal Requirement.

         7.7. Utilities and Access. All utility and municipal services required for the construction, occupancy, use and operation of the Improvements are available for use and tap-in at the boundaries of the Land and will be available in sufficient amounts for the intended use of the Improvements. All binding agreements, allocations or commitment letters required to ensure the provision of such services have been obtained or will be available from the applicable utility companies and/or Tribunals providing such services. All public and private roads necessary for the intended occupancy, use and operation of the Improvements will be completed and available for vehicular ingress to and egress from the Land by the Completion Date. All necessary or required utility, private roadway, parking, access (including curb cuts), easements, covenants and permits have been granted or issued or will be granted or issued on or before the earlier of the Completion Date or the day the Facility is opened for business and is prepared to accept patients. All impact, connection or other requisite fees therefor have been paid or are included in the Budget.

         7.8. Other Lands. The Land is not part of a larger tract of land owned by Borrower, General Partner, any Guarantor, or any Affiliate of Borrower, General Partner, or any Guarantor, and is not otherwise included under any unity of title or similar covenant with other lands not encumbered by the Mortgage, except to the extent set forth in a Permitted Encumbrance consented to by Lender. On or before January 1, 1998, Borrower shall cause the Land to be constituted a separate tax lot or lots with a separate tax assessment or assessments for the Land and Improvements, independent of any other lands or improvements. The Land and Improvements comply with all subdivision and platting Legal Requirements to the extent necessary to avoid a Material Adverse Effect and would so comply if the Land and Improvements were conveyed as a separate parcel. No portion of the Property is (or will be) dependent on any other property not subject to the lien of the Mortgage to fulfill any Legal Requirement, and no other property not subject to the lien of the Mortgage is (or will be) dependent on any portion of the Property to fulfill any Legal Requirement.

         7.9. Full Disclosure. There is no material fact or information that Borrower has not disclosed to Lender that could materially adversely affect the Project, Property, or the condition (financial, business, or otherwise) of Borrower, General Partner, or any Guarantor. As of the date hereof, there has been no material adverse change in any of the plans, budgets, schedules, certificates, confirmations, statements, applications, affidavits, agreements, contracts, reports, studies, tests, opinions and other materials and factual information from the matters submitted or disclosed to Lender prior to the Closing Date, and no change will hereafter be made in or to, or will occur with respect to the information contained in, any of such plans, budgets, schedules, certificates, confirmations, statements, applications, affidavits, agreements, contracts, reports, studies, tests, opinions and other materials and factual information which would constitute a Material Adverse Effect.

         7.10. Certain Regulatory Matters. The proceeds of the Loan are not being used and shall not be used to purchase or carry any "margin stock" within the meaning of Regulation "U" of the Board of Governors of the Federal Reserve System, nor to extend credit to others for that purpose. Borrower is in compliance (and will comply) in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and Borrower has not incurred (and will not incur) any liability to the Pension Benefit Guaranty Corporation or any Tribunal succeeding to any or all of its functions thereunder. Borrower is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, Sections 1445 and 7701.

         7.11. Principal Office, Etc. The principal office, chief executive office and principal place of business of Borrower is at Borrower's address for notices as specified in this Agreement. Borrower maintains its principal records and books at Borrower's address for notices as specified in this Agreement and upon completion of the Facility, at 3801 North Lamar, Austin, Texas 78756. The Loan is solely for business purposes, and is not for personal, family, household or agricultural purposes.

         7.12. Payment and Performance . No Default or Potential Default exists. Borrower, General Partner, and each Guarantor are in compliance with the Loan Documents. Borrower shall perform all the Obligations in accordance with the Loan Documents. Borrower shall promptly pay or cause to be paid when due all costs, expenses, debts and liabilities of any character (including all debts and liabilities for Work and for utilities serving the Property) incurred in the ownership, development, construction, management, maintenance, repair, restoration or operation of the Property; provided Borrower may contest certain claims under Section 7.20.

         7.13. Inspection of the Property. Lender and its representatives may enter upon the Property to inspect the Property at all reasonable times, upon reasonable prior notice. Borrower will cooperate and assist in such inspections, including furnishing all Plans, shop drawings and specifications relating to the Improvements.

         7.14. Use of Loan Funds. All Work paid for with Loan funds shall be used solely on the Project and for no other purpose. Borrower shall use the Loan funds only for the specific purposes for which advanced and Borrower shall receive all such funds as a trust fund for the sole purpose of paying the specific costs of the Project in accordance with this Agreement.

         7.15. Maintenance and Use. Borrower will keep the Property in good order, repair, operating condition and appearance, ordinary wear and tear excepted, causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made, and will not allow any of the Property to be misused, abused or wasted or to deteriorate. Borrower will not, without the prior written consent of Lender, (a) remove from the Property any fixtures or personal property covered by the Loan Documents except such as is replaced by Borrower by an article of equal suitability and value, owned by Borrower, free and clear of any lien or security interest, except those created by the Loan Documents; (b) make any structural alteration to the Property after completion of the Improvements or any other alteration thereto which impairs the value thereof; (c) initiate or permit any zoning reclassification of the Property, seek any variance under existing zoning ordinances, or use or permit the use of the Property in a manner that is a nonconforming use under applicable zoning ordinances or other Legal Requirements; (d) impose any easement, restrictive covenant or encumbrance upon the Property (other than any Permitted Encumbrance), execute or file any subdivision plat or condominium declaration affecting the Property, or consent to the annexation of the Property to any municipality; (e) perform, or consent to (to the extent Borrower has the right to perform or consent to), any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of the Land, or (f) use or occupy or allow the use or occupancy of the Property in any manner which violates any Legal Requirement (the violation of which would constitute a Material Adverse Effect), constitutes a public or private nuisance, or makes void, voidable or cancelable, or increases the premium of, any insurance.

         7.16. Notice to Lender. Borrower shall promptly notify Lender in writing of any of the following events, specifying in each case the action Borrower has taken or proposes to take with respect thereto: (a) the existence of any Default; (b) any default by Borrower, General Partner, or any Guarantor under any Legal Requirement, or any default by Borrower, General Partner, or any Guarantor in the performance of any obligation which constitutes a Material Adverse Effect; (c) the existence of (i) any action, suit, investigation or proceeding pending or threatened against or affecting Borrower, General Partner, or any Guarantor or any of their respective properties or rights, including, without limitation, the Property, before any court or by or before any governmental body, arbitration board or tribunal, or any material development in any such action, suit, investigation or proceeding, or (ii) any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Borrower, to the extent any such action, suit, investigation, proceeding, judgment, decree, injunction, or order could constitute a Material Adverse Effect; (d) any actual or threatened condemnation or other taking of any portion of the Property, any negotiations with respect thereto, or any loss of or substantial damage to any portion of the Property; (e) any labor controversy pending or threatened against Borrower, Original Contract, or any Subcontractor or any material development therein, exclusive of ordinary course of employment matters involving not more than one employee; (f) any cancellation, adverse alteration or non-renewal of any insurance coverage with respect to the Property; (g) any material default under the Original Contract, or any event or condition which would permit termination by Original Contractor of the Original Contract or suspension of work thereunder, or any notice given with respect to any of the foregoing; and (h) receipt by Borrower of a notice or claim that the construction of any of the Improvements, or the Project or the Property, or any use or condition thereof is not in compliance with any Legal

Requirement, the noncompliance with which would constitute a Material Adverse Effect.

         7.17. Costs and Expenses. Without limitation of any Loan Document and to the extent not prohibited by applicable Laws, Borrower shall pay when due, and reimburse to Lender and/or the Trustee to the extent paid by Lender and/or such Trustee on demand, and indemnify Trustee and Lender from, all out-of-pocket fees, costs and expenses paid or incurred by Lender and/or such Trustee in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loan or the enforcement of the Obligations or the exercise of any right or remedy of Lender, including (a) fees and expenses of Lender's counsel and any consultants and additional legal counsel hired by Lender's counsel, provided that Borrower's obligation to reimburse Lender for reasonable attorneys' fees and expenses (at the regular hourly rates of such attorneys) in connection with the closing of the Loan shall not exceed the aggregate of $75,000.00 plus 50% of any fees and expenses in excess of $75,000.00; (b) appraisal and survey costs; (c) title insurance charges and premiums; (d) title search or examination costs, including abstracts, abstractors' certificates, and uniform commercial code searches; (e) escrow fees; (f) fees and costs of environmental investigations and site assessments; (g) transfer taxes and mortgage taxes, (h) filing and recording fees, and (i) loan brokerage fees. Notwithstanding the foregoing, the transaction costs described as items (a) through (h) above may be advanced from the Loan, subject to the conditions to Advances in Section 2.1, and the Budget shall reflect the inclusion of such amounts. Borrower shall pay all costs and expenses incurred by Lender, including reasonable attorneys' fees, if the Obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate, administrative or bankruptcy proceedings. Borrower shall pay all costs and expenses of complying with the Loan Documents, whether or not such costs and expenses are included in the Budget. Borrower's obligations under this Section shall survive the delivery of the Loan Documents, the making of Advances, the payment in full of the Obligations, the release or termination of the Loan Documents, the foreclosure of the Mortgage or conveyance in lieu of foreclosure, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

         7.18. Further Assurances . Borrower will, on request of Lender, (a) promptly correct any defect, error or omission in any Loan Document; (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts deemed reasonably necessary, desirable or proper by Lender to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interests of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Property; (c) execute, acknowledge, deliver, procure, file or record any document or instrument deemed reasonably necessary, desirable, or proper by Lender to protect the liens or the security interests under the Loan Documents against the rights or interests of third persons; and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts deemed reasonably necessary, desirable or proper by Lender to comply with the requirements of any agency having jurisdiction over Lender.

         7.19. No Assignment. Borrower shall not assign, transfer or encumber its rights or Obligations under any Loan Document or any proceeds of the Loan without the prior written consent of Lender, which consent will be made in Lender's reasonable discretion. Lender may condition its consent upon (a) any successor borrower having financial strength and operational expertise equal to or greater than that of Borrower at the time of assignment, (b) such successor borrower executing a written assumption agreement containing such terms as Lender may require, and (c) the parent of the successor borrower guaranteeing the Obligations. Notwithstanding the foregoing, the Loan may be assumed by an Affiliate of Borrower without Lender's consent, but Borrower shall not be released from its liability for the Obligations.

         7.20. Contest of Certain Claims. Notwithstanding anything to the contrary contained herein, Borrower may, to the extent and in the manner permitted by applicable Law, contest the payment of any claim for payment for Work, or any tax, assessment or other governmental charge against the Property, and the failure of Borrower to pay the contested claim pending such contest shall not be or become a Default, if (a) Borrower has notified Lender of Borrower's intent to contest such payment prior to commencing the contest; (b) Borrower has made any deposit or payment under protest, or posted security, with any Tribunal if, as and to the extent such deposit, payment under protest or posted security is required by applicable Law; (c) to the extent (i) not otherwise adequately covered by the statutory payment and performance bonds provided to Lender in connection with the closing of the Loan and (ii) not required pursuant to the Ground Lease Documents, Borrower has furnished to Lender an indemnity bond satisfactory to Lender with a surety satisfactory to Lender, in an amount satisfactory to Lender (or in the statutory amount, in the case of bond authorized by statute), which bond shall assure payment of the matters under contest and prevent any sale or forfeiture of any part of the Property, and in the case of a claim for Work which does or could result in a lien against the Property, Borrower has provided (x) to the extent required by Lender and available under applicable Law, a bond which under applicable Law releases the lien from the Property, and (y) such security, assurances and other items, if any, as the Title Insurer may require to insure around the lien; (d) Borrower diligently and in good faith contests the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of any part of the Property to satisfy the same; (e) Borrower promptly upon final determination thereof pays the amount of any such claim so determined, together with all costs, interest and penalties payable in connection therewith;
(f) the failure to pay the claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Property, and does not subject Lender to any civil or criminal liability or to any damages or expense; and (g) the aggregate amount of all claims being contested shall not exceed the lesser of (i) ten percent (10%) of the Committed Sum or (ii) any amounts retained by Lender pursuant to Paragraph 3 of Exhibit "E" at any one time. Notwithstanding the forgoing, Borrower shall immediately upon request of Lender pay (and if Borrower shall fail so to do, Lender may, but shall not be required to, pay or cause to be discharged or bonded against) any such claim notwithstanding such contest if, in the reasonable opinion of Lender, the Property is in jeopardy or in danger of being forfeited or foreclosed. Lender may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

         7.21. Indemnification. Borrower shall indemnify and hold harmless Lender and the Trustee and the directors, officers, partners, employees, agents, heirs, representatives, successors and assigns of Lender and Trustee, respectively, and any Persons owned or controlled by, owning or controlling, or under common control or affiliated with Lender or Trustee, respectively, from and against, and reimburse them on demand for, any and all Indemnified Matters (defined below). Without limitation, the foregoing indemnities shall apply to each indemnified Person with respect to matters which in whole or in part are caused by or arise out of the negligence of such (and/or any other) indemnified Person. However, such indemnities shall not apply to a particular indemnified Person to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that indemnified Person. Any amount to be paid under this Section by Borrower to an indemnified Person shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay) to Lender, part of the Obligations, even if in excess of the Committed Sum, and secured by the Loan Documents. Nothing in this Section, elsewhere in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Lender, Trustee, or any other indemnified Person (including without limitation any rights of contribution or indemnification) against Borrower or any other Person under any other provision of this Agreement, any other Loan Document, any other agreement or any applicable Legal Requirement. As used herein, the term "Indemnified Matters" means any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts, and of the investigation and defense of any claim, whether or not such claim is ultimately defeated, and the settlement of any claim or judgment including all value paid or given in settlement) of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by Lender, Trustee or any indemnified Person at any time and from time to time, whenever imposed, asserted or incurred, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Project or the Property or with this Agreement or any other Loan Document, including disbursement of the Loan proceeds, the condition of the Property, any bodily injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever at any time on or before the Release Date, any act performed or omitted to be performed hereunder or under any other Loan Document, any failure by Borrower to perform its obligations under the Original Contract, and any Default or Potential Default. The term "Release Date" as used herein means the earlier of: (i) the date on which the Obligations have been paid and performed in full and the Loan Documents have been released, or (ii) the date on which the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective, and possession of the Property has been given to the purchaser or grantee free of occupancy and claims to occupancy by Borrower and Borrower's heirs, devisees, representatives, successors and assigns; provided, that if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is rejected, dismissed or withdrawn with prejudice. The indemnities in this Section shall not terminate upon the Release Date or upon the release, foreclosure or other termination of any Loan Document but as to Indemnified Matters attributable to any act, omission, event or circumstance prior to the Release Date or any act or omission of Borrower, General Partner, any Guarantor or their employees, partners, agents, or representatives at any time, will survive the Release Date, foreclosure of the Mortgage or conveyance in lieu of foreclosure, the payment of the Obligations, the discharge and release of the Loan Documents, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

         7.22. Periodic Appraisal. Lender may obtain at Borrower's expense once every three (3) years (or, upon the occurrence of a Default, more often as required by Lender but in no event more often than once in each calendar year) an appraisal of any part of the Property prepared in accordance with written instructions from Lender by a third-party appraiser engaged directly by Lender. Each such appraiser and appraisal shall be satisfactory to Lender (including satisfaction of applicable regulatory requirements). The costs of each such appraisal shall be due and payable on demand, part of the Obligations, and secured by the Loan Documents.

         7.23. Estoppel Certificate. Borrower shall at any time furnish within ten (10) days of request by Lender a written statement in such form as may be required by Lender, stating (i) that the Loan Documents are valid, binding and enforceable obligations of Borrower; (ii) the outstanding principal balance of the Loan; (iii) the date to which interest is paid; (iv) that the Loan Documents have not been released, subordinated or modified; (v) that there are no offsets or defenses against the enforcement of the Loan Documents, and (vi) any such other matters reasonably requested by Lender. If any of the foregoing statements are untrue, Borrower shall, alternatively, specify the reasons therefor.

         7.24. Financial Covenants (a) Each Guarantor shall maintain, as of the end of each fiscal quarter, a ratio of current assets to current liabilities of not less than 1.75 to 1.0, as determined in accordance with generally accepted accounting principles, consistently applied, excluding therefrom any loan proceeds received from an Affiliate of such Guarantor.

         (b) Each Guarantor shall maintain, at all times, Net Worth in an amount not less than $100,000,000.00, reduced or increased by the application of any changes to GAAP, with at least $4,000,000.00 in cash or cash equivalents.

         (c) Borrower shall, on the Closing Date, have a Net Worth of not less than $2,300,000.00. Borrower will not voluntarily reduce its partners' equity capital through partnership distributions, loans to any Persons or otherwise (except for the payment of reasonable expenses in the ordinary course of Borrower's business) until such time as Borrower's Net Worth equals or exceeds $3,000,000.00, at which time Borrower will be allowed to voluntarily reduce its partners' equity capital through partnership distributions, loans to any Persons or otherwise so long as such reductions do not result in Borrower's Net Worth being less than $3,000,000.00 at any time thereafter.

         (d) Borrower shall maintain, at all times, except the first eighteen
(18) months following the Conversion Date, a ratio of (i) the sum of Net Income, depreciation, amortization, income taxes and interest expense to (ii) interest expense, of not less than 1.5 to 1.0.

         (e) Borrower shall maintain, at all times, a line of credit with any Guarantor, MedCath Finance Company, or any third party lender, secured by receivables, of not less than $10,000,000.00 and not more than $19,000,000.00.

         7.25. Cost Reports . All costs reports required to be filed by Borrower under Titles XVIII and XIX of the Social Security Act, or any other applicable governmental laws or regulations or private provider rules, will be prepared and filed in accordance with applicable Legal Requirements to the extent necessary to avoid a Material Adverse Effect.

         7.26. Absence of Certain Business Practices. Neither Borrower nor any officer, director, employee or agent of Borrower, nor any other person or entity acting on behalf of Borrower, acting alone or together, will: (i) receive, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Borrower will do business directly or indirectly, or (ii) directly or indirectly, agree to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the business of Borrower (or assist Borrower in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject Borrower to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         7.27. Fraud and Abuse. Neither Borrower nor any of its officers and directors, nor any Affiliates of Borrower or their respective officers and directors, will engage in any activities which are prohibited under the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. ss.ss. 1320a-7, 1320a-7a and 1320a-7b), the federal CHAMPUS statute, the Federal False Claims Act (31 U.S.C. ss. 3729), the regulations promulgated pursuant to such federal statutes, or related state or local statutes or regulations (which include, but are not limited to, Texas Lab Code Annotated ss. 413.041 and Texas Health & Safety Code ss. 161.091), or which are prohibited by rules of professional conduct, including but not limited to the following:

         (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

         (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (c) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (i) not provided as claimed, or (ii) false or fraudulent;

         (d) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure any such benefit or payment;

         (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care program; or

         (f) knowingly or willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to
(i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under ss. 1124A of the Social Security Act (42 U.S.C. ss. 1320a-3).

         7.28. Health Professional's Financial Relationship. The operation of Borrower will comply with and not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C.ss.1395nn and 42 U.S.C.ss.1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations. In the case of any designated health services provided by the hospital, the referring physicians shall be authorized to perform such services at the hospital, and the physicians' ownership or investment interest, if any, shall be in the hospital itself (and not merely in a subdivision of the hospital). For purposes of this Section, the term "financial relationship" and "designated health services" has the meaning set forth in 42 U.S.C.ss.1395nn.

         7.29. Licensure. Borrower will have, at all times, lawful authority and all material state, federal, special or local governmental authorizations, licenses or permits (including, but not limited to, licensure as a hospital under Texas Health & Safety Code ss. 241.021, certification and approval to participate in the Medicare and Medicaid programs under Titles XVIII and XIX of the Social Security Act) required to conduct its businesses.

         7.30 Construction of Medical Office Building. Borrower will construct, or will cause the construction, of such additional improvements on the Land as are or may hereafter be required pursuant to the Ground Lease Documents, including, without limitation, a medical/general office building (the "Additional Improvements") satisfying the requirements set forth in the Ground Lease Documents. Borrower shall prosecute, or cause the prosecution of, construction of the Improvements with diligence and continuity, in a good and workmanlike manner, in accordance in all material respects with sound building and engineering practices, and, to the extent necessary to avoid a Material Adverse Effect, in accordance with all applicable Legal Requirements. The construction schedule for the Additional Improvements, as set forth on Exhibit "I" attached hereto is realistic and feasible, and Borrower shall complete, or cause the completion of, construction of the Additional Improvements in accordance with such completion schedule, free and clear of all liens except as granted under the Loan Documents. Borrower shall not permit cessation of work on the Additional Improvements after the commencement of construction thereof for a period in excess of twenty (20) days (whether or not consecutive), except for an Excusable Delay, provided Borrower has notified Lender of such delay within five
(5) calendar days of Borrower receiving notice or otherwise becoming aware of its occurrence, and provided that no Excusable Delay shall: (a) suspend or otherwise abate any obligation of Borrower, any Guarantor or other Person to pay any sum of money (including principal and interest on the Loan) under the Loan Documents; (b) suspend or abate any other Obligation; or (c) extend the completion date for the Additional Improvements set forth in Exhibit "I".





                         ARTICLE 8 -DEFAULT AND REMEDIES

         8.1. Default . The occurrence of any of the following shall be a default ("Default"):

         (a) Failure to Pay Obligations. Borrower fails to pay the principal amount of the Loan, any installment thereof, any interest thereon, or any other amount required to be paid to Lender under the Loan Documents within ten (10) days of the date such amount is due and payable, whether scheduled, accelerated, or otherwise.

         (b) Nonperformance of Covenants. Borrower fails timely and properly to observe, keep or perform any covenant, agreement or condition required in any Loan Document, other than those covenants, agreements, or conditions addressed as a Default in this Section 8.1, and with respect to only a failure which is curable, such failure continues for thirty (30) days after written notice to Borrower thereof.

         (c) Representations and Warranties. Any statement, representation or warranty by Borrower, General Partner, any Guarantor, or any Affiliate of Borrower, General Partner or any Guarantor in any Loan Documents, or in any financial statement or any other writing heretofore or hereafter delivered to Lender in connection with the Obligations is false, fraudulent, misleading or erroneous in any material respect, and with respect to only a failure which is curable, such failure is not cured within thirty (30) days after written notice to Borrower thereof.

         (d) Construction Related Defaults. The execution and/or filing of any affidavit of commencement stating that construction on the Land commenced on a date prior to the day after the date on which the Original Mortgage was filed for record; the cessation of construction of the Improvements or the Additional Improvements for more than twenty (20) days (whether or not consecutive), except for Excusable Delays; failure of Borrower to satisfy any condition precedent to an Advance within thirty (30) days after an Advance Request has been submitted by Borrower to Lender; a reasonable determination by Lender that the Improvements will not be completed within thirty (30) days after the Completion Date; the failure of Borrower to complete the Improvements within thirty (30) days after the Completion Date; the failure of Borrower to complete construction of any portion of the Additional Improvements or to obtain any required documentation in connection therewith by the respective scheduled date therefor set forth in Exhibit "I" hereto; any failure of Borrower to take the actions required under Section 2.3; or any court enjoins or prohibits construction, occupancy, maintenance or operation of any of the Improvements, or Borrower or Lender from performing the Loan Documents, and such proceeding is not properly contested and such injunction or order is not vacated within forty-five (45) days after the granting thereof.

         (e) Bankruptcy or Insolvency. Borrower, General Partner, or any
Guarantor:

                  (i) (A) executes an assignment of substantially all of its respective assets for the benefit of creditors, or takes any action in furtherance thereof; (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit of any Debtor Relief Law, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of any part of the Property or of any significant portion of its other property; or

                  (ii) suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of any part of the Property or of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof; (B) the petition, case, proceeding or other action results in entry of any order for relief or order granting relief sought against it; (C) in a proceeding under Title 11 of the United States Code, the case is converted from one chapter to another; or (D) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of its filing; or

                  (iii) conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Law; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in subparagraph (iv) below) upon any of its property through legal proceedings which are not vacated and such lien discharged prior to enforcement of such lien and in any event within sixty (60) days from the date thereof; or

                  (iv) with respect to Borrower and any Guarantor, fails to have discharged within a period of twenty (20) days any attachment, sequestration, or similar writ of $500,000.00 or more levied upon any of its property; or

                  (v) with respect to Borrower and any Guarantor, fails to pay any final non-appealable money judgment of $500,000.00 or more against it within twenty (20) days after the entry of such judgment.

         (f) Transfer of the Property. Any sale, lease, conveyance, assignment, transfer or other disposition of all or any part of or interest in the Property, or the vesting of title to any interest in the Property in any Person other than Borrower in any manner whatsoever, whether by operation of law or otherwise, voluntarily or involuntarily, without Lender's prior written consent, determined in Lender's reasonable discretion, except to the extent (if any) otherwise specifically permitted by any Loan Document. The written consent of Lender required in this paragraph may be refused or may be conditioned upon such one or more of the following, as Lender may require: (i) the grantee's financial strength and operational expertise being equal to or greater than that of Borrower at the time of the transfer, (ii) grantee executing, prior to such sale or transfer, a written assumption agreement containing such terms as Lender may require, and (iii) the parent company of such grantee, if any, executing a guarantee agreement in form satisfactory to Lender, guaranteeing the Obligations.

         (g) Encumbrance of the Property. Without the prior written consent of Lender, except as otherwise specifically permitted in any Loan Document, including, without limitation, any Permitted Encumbrance, Borrower (or any other owner of the Property) creates, places or permits to be created or placed, or through any act or failure to act voluntarily acquiesces in the placing of, or allows to remain, by operation of law or otherwise, any deed of trust, mortgage, voluntary or involuntary lien (whether statutory, constitutional or contractual), encumbrance or charge, security interest, financing statement, equipment lease, chattel mortgage, conditional bill of sale, title retention contract, or other security device or instrument, against or covering the Property or any part thereof, whether by operation of law or otherwise regardless of whether the same is expressly or otherwise subordinate to the lien or security interest of the Mortgage.

         (h) Transfer or Encumbrance of Ownership of Borrower. The sale, pledge, encumbrance, assignment, transfer or other disposition, voluntarily or involuntarily, by operation of law or otherwise, of any interest in Borrower held by General Partner or any Affiliate of General Partner or any Guarantor (if Borrower is not a natural person), without the prior written consent of Lender (including, if Borrower is a partnership or joint venture, the withdrawal from or admission into it of any general partner or joint venturer). The written consent of Lender required in this paragraph may be refused or may be conditioned upon such one or more of the following as Lender may require: the grantee's integrity, reputation, character, creditworthiness and management ability being satisfactory to Lender and grantee executing, prior to such sale or transfer, a written assumption agreement containing such terms as Lender may require, a principal paydown on the Note, an increase in the rate of interest payable under the Note, a transfer fee, and any other modification of the Loan Documents as Lender may require, all of which must be satisfactory to Lender.

         (i) Abandonment. Borrower (or any other owner of the Property) abandons any or all of the Property.

         (j) Default Under Other Lien. A default or event of default occurs under any lien, security interest or assignment covering any part of the Property (whether or not Lender has consented to such lien and without hereby implying Lender's consent to any such lien, security interest or assignment not created under the Loan Documents) and is not cured within any applicable cure period provided, or the holder of any such lien, security interest or assignment declares a default (which is not cured within any applicable cure period provided therefor) or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

         (k) Destruction. The Property is so demolished, destroyed or damaged that, in the reasonable opinion of Lender, it cannot be restored or rebuilt to a profitable condition with funds available to Borrower and to which Borrower is entitled under the Loan Documents within a reasonable period of time and in any event prior to the Maturity Date.

         (l) Condemnation. (i) Any Tribunal requires, or commences any proceeding for, the demolition of any building or structure comprising a part of the Property, or (ii) there is commenced any proceeding to condemn or otherwise take, or a contract for sale or conveyance in lieu of such a taking is executed which provides for the transfer of, a material portion of the Property, including the taking (or transfer in lieu thereof) of any portion which would result in the blockage or substantial impairment of access or utility service to the Property, cause the Property to fail to comply with any Legal Requirement (the noncompliance with which would constitute a Material Adverse Effect), or would, in Lender's judgment, materially interfere with the construction and operation of the Improvements for their intended purposes.

         (m) Liquidation. The liquidation, termination, dissolution, merger, consolidation or failure to maintain good standing in the States of Texas or North Carolina, as the case may be (or in the case of a natural person, the death or legal incapacity) of Borrower, General Partner or any Guarantor (or any general partner or joint venturer of any such Person); provided, however, that the liquidation, termination, dissolution, merger or consolidation of any Guarantor shall be deemed a Default only if no successor entity remains liable under the Guaranty after such event, or if the applicable successor entity which remains liable under the Guaranty does not satisfy the financial covenants of Guarantor contained in this Loan Agreement.

         (n) Material Adverse Change. Any circumstance or event of whatever nature (including the filing of, or any adverse determination or development in, any Litigation) occurs which (a) adversely affects the validity or enforceability of any Loan Document, (b) materially and adversely affects all or any portion of the Project, or (c) impairs the ability of Borrower, General Partner, or any Guarantor to fulfill any material Obligation.

         (o) Enforceability; Priority. Any Loan Document or the liens, mortgages or security interests of Lender in any of the Property shall for any reason cease to be in full force and effect, be declared null and void or unenforceable in whole or in part, cease to have the priority required herein, or the validity or enforceability thereof, in whole or in part, shall be challenged or denied.

         (p) Environmental Agreement. Any default under, or violation or breach of, the Environmental Agreement, and the expiration of any applicable cure period therefor, including the failure of the Property for any reason to comply with the Environmental Agreement.

         (q) Ground Lease Documents. The occurrence of any default or event of default by Borrower under the Ground Lease Documents and the expiration of any applicable grace period, or the termination by any party of any Ground Lease Document(s).

         (r) Other Loan Documents. A default or event of default occurs under any Loan Document, other than this Agreement, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document.


         8.2. Notice and Cure. If any Loan Document provides for Lender to give to Borrower or any other party any notice regarding a Default or Potential Default, and if Lender fails to give such notice to Borrower or to any such other party as provided, the sole and exclusive remedy of Borrower for such failure shall be to seek appropriate equitable relief to enforce the agreement to give such notice and to have any acceleration of the maturity of the Obligations postponed or revoked and foreclosure proceedings in connection therewith delayed or terminated pending or upon the curing of such Potential Default to Lender's satisfaction in the manner and during the period of time permitted by such agreement, if any, and Borrower waives any and all right to damages and any other relief.

         8.3. Certain Remedies. Any Default under this Agreement shall also constitute a Default under the other Loan Documents. Should a Default occur, Lender may but without any obligation to do so, at its option and at any time, and without presentment, demand, or protest, notice of default, dishonor, demand, non-payment, or protest, notice of intent to accelerate all or any part of the Obligations, notice of acceleration of all or any part of the Obligations, or notice of any other kind, all of which Borrower and each Guarantor hereby expressly waive except for any notice required by applicable statute which cannot be waived, (a) declare the Obligations, or any part thereof, immediately due and payable, whereupon the same shall be due and payable; (b) terminate Lender's commitment to make Advances of the Loan and any obligation to disburse any Borrower's Deposit or other funds hereunder; (c) reduce any claim to judgment; (d) to the maximum extent permitted under applicable Laws, set-off and apply any and all deposits (general or special, time or demand, provisional or final), funds, or assets at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all Obligations, whether or not Lender exercises any other right or remedy hereunder and whether or not such Obligations are then matured; and/or
(e) exercise any and all rights and remedies afforded by any of the Loan Documents, or by Law or equity or otherwise, as Lender deems appropriate.

         8.4. Completion of Construction, etc. Upon a Default, Lender shall have the right, in addition to any other right or remedy of Lender, but not the obligation, in its own name or in the name of Borrower, with or without the appointment of a receiver, subject to applicable law, to enter into possession of the Property, to perform all work necessary to complete the construction of the Improvements substantially in accordance with the Plans, Loan Documents, and Legal Requirements, and to employ watchmen and other safeguards to protect the Property. All sums expended by Lender for such purposes shall be included in the Obligations, even if in excess of the Committed Sum, shall bear interest at the Maximum Rate, be secured by the Loan Documents, and be due and payable on demand. Borrower hereby appoints Lender as the attorney-in-fact of Borrower with full power of substitution, and in the name of Borrower, if Lender elects to do so, upon the occurrence of a Default, to (a) use for completion of the Improvements such sums as are necessary, including any proceeds of the Loan, any casualty or condemnation proceeds and any Borrower's Deposit or Additional Collateral; (b) make such changes or corrections in the Plans, and employ such architects, engineers, contractors, supervisors, managers and inspectors as may be required for the purpose of completing the construction of the Improvements substantially in accordance with the Plans, Legal Requirements, and the Loan Documents; (c) execute all applications, certificates and other writings in the name of Borrower which may be required by the Original Contract or Legal Requirement or otherwise for completion of construction of the Improvements; (d) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower with respect to the Property; (e) do every act with respect to the construction of the Improvements which Borrower may do; (f) prosecute or defend any action or proceeding incident to the Property, and take such actions and require such performances as Lender may deem necessary in its sole discretion; (g) pay, settle or compromise any and all bills or claims with respect to the Project; and (h) do any and every act with respect to the construction and marketing of the Improvements which Borrower could do on Borrower's own behalf. The power of attorney granted hereby is a power coupled with an interest, is irrevocable and shall not terminate on disability of the principal. Lender has no obligation to undertake any of the foregoing actions, and, if Lender should do so, it has no liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender.

         8.5. Rights and Remedies Cumulative. All rights and remedies provided for in the Loan Documents are cumulative of each other and of any and all other rights and remedies existing at Law or in equity, and Lender shall, in addition to the rights and remedies provided in any Loan Document, be entitled to avail itself of all such other rights and remedies now or hereafter existing at Law or in equity for the collection and enforcement of the Obligations and the foreclosure of the liens and security interests evidenced by the Loan Documents. The resort to any right or remedy provided for under any Loan Documents or provided for by Law or in equity shall not prevent the concurrent or subsequent employment of any other appropriate right or rights or remedy or remedies.

                     ARTICLE 9 -GENERAL TERMS AND CONDITIONS

         Borrower and Lender further covenant and agree as follows:

         9.1. Loan Documents. All documents, certificates, insurance policies, and other items required under this Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender.

         9.2. Waiver. Lender may at any time by a specific writing, waive compliance by Borrower with any covenant in any Loan Document, consent to Borrower's doing any act which in any Loan Document Borrower is prohibited from doing, or to Borrower's failing to do any act which in any Loan Document Borrower is required to do, release any part of the Property or any interest therein from the lien and security interest of the Mortgage, or release any Person liable for any part of the Obligations without impairing or releasing the liability of any other Person. Lender may waive any Default or Potential Default without waiving any other prior or subsequent Default or Potential Default. Lender may remedy any Default or Potential Default without waiving the Default or Potential Default remedied. Neither failure by Lender to exercise, nor delay by Lender in exercising, nor discontinuance of the exercise of any right, power or remedy upon any Default or Potential Default shall be construed as a waiver of such Default or Potential Default or as a waiver of the right to exercise any such right, power or remedy (including the right to accelerate the maturity of the Obligations or any part thereof) at a later date. No single or partial exercise by Lender of any right, power or remedy under any Loan Document shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy under any Loan Document may be exercised at any time and from time to time. No modification or waiver of any provision of any Loan Document nor consent to any departure by Borrower therefrom shall in any event be effective unless in writing signed by Lender and then such waiver or consent shall be effective only in the specific instance, for the purpose for which given and to the extent therein specified. No notice to or demand on Borrower or any Guarantor in any case shall of itself entitle Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances. Remittances in payment of any part of the Obligations other than in the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment which is past due or which is in an amount less than the amount then due on any Obligation shall be deemed an acceptance on account only and shall not in any way excuse the existence of a Default or Potential Default, waive, extinguish or impair any of Lender's rights, including the rights to accelerate the maturity of the Obligations or any part thereof, or nullify any prior exercise of any of such rights, constitute a waiver of the requirement of punctual payment and performance, or constitute a novation in any respect.

         9.3. Lender's Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender. Each provision for consent, approval, inspection, review, or verification by Lender is for Lender's own purposes and benefit only.

         9.4. Modification or Termination. The Loan Documents may only be modified, supplemented, or terminated by a written instrument or instruments intended for that purpose and executed by the party against which enforcement of the modification, supplement, or termination is asserted. Any alleged modification, supplement, or termination which is not so documented shall not be effective as to any party.

         9.5. Forum. Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non-exclusive jurisdiction of any Texas state court, or any United States federal court, sitting in the City of Austin, Texas, and to the non-exclusive jurisdiction of any state or United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to the Loan Documents or the Obligations.

         9.6. Compliance with Usury Laws. It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury Laws from time to time in effect. All agreements between Borrower and Lender are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contacted for, charged or received under any Loan Document, or otherwise, exceed the maximum amount permissible under applicable Laws. If, from any possible construction of any document, interest would otherwise be payable in excess of the maximum lawful amount, any such construction shall be subject to the provisions of this Section and such document shall be automatically reformed and the interest payable shall be automatically reduced to the maximum amount permitted under applicable Laws, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable Laws and which would apart from this provision be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount of the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds the principal amount of the Loan. The right to accelerate maturity of the Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of the acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest taken, reserved, contracted for, charged or received shall, to the extent permitted by applicable Law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable Laws. As used in this Section, the term "applicable Laws" means the Laws of the State of Texas or the federal Laws of the United States, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

         9.7. Notices. Unless specifically provided otherwise, any notice, consent, approval, demand or other communication for purposes of this Agreement or any other Loan Document shall be given in writing and may be served personally, by prepaid, registered or certified mail (return receipt requested), by facsimile (fax) transmission, or by a nationally recognized overnight courier service which provides written proof of delivery, and shall be addressed or delivered as follows:


If to Lender:
                           HCPI Mortgage Corp.
                           4675 MacArthur Court, Suite 900
                           Newport Beach, California 92660
                           Attn:   President
                           Fax:     (714) 221-0607

with a copy to:            Cheryl A. Engelmann
                           P.O. Box 50489
                           Dallas, TX 75250
                           Fax:     (214) 741-6644

                           For purposes of originals of Requests for Advances and Change Orders Only (with a copy to Lender at its address set forth above):

                           HCPI Mortgage Corp.
                           6610 West Central Avenue
                           Toledo, Ohio 43617
                           Attn:    Thomas J. Zarse,
                                    Vice President-Development
                           Fax:     (419) 843-7770


If to Borrower:

(prior to the
Conversion Date)           Heart Hospital IV, L.P.
                           911 West 38th Street, Suite 2000
                           Austin, Texas 78705
                           Attn: Michael Zucker

(on or after the
Conversion Date)           Heart Hospital IV, L.P.
                           3801 North Lamar

                           Austin, Texas 78756
                           Attn: Michael Zucker

with copies to:            Hal Levinson
                           Moore & Van Allen
                           NationsBank Corporate Center
                           100 North Tryon Street, Floor 47
                           Charlotte, NC 28202-4003
and
                           MedCath Incorporated
                           7621 Little Avenue, Suite 106
                           Charlotte, NC 28226
                           Attention: Chief Financial Officer

If sent by prepaid, registered or certified mail (return receipt requested), the notice shall be deemed effective when the receipt is signed or when the attempted initial delivery is refused or cannot be made because of a change of address of which the sending party has not been notified; if transmitted by facsimile, the notice shall be effective upon confirmation of receipt in legible form; if transmitted by personal delivery, the notice shall be effective when received. No notice of change of address shall be effective except upon actual receipt, and service of a notice required by Texas Property Code ss. 51.002, as amended from time to time, shall be considered complete when the requirements of that statute are met. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.
         9.8. No Brokers. Borrower indemnifies Lender from any liability, claims or losses arising by reason of claims for any such brokerage commission made by any Person claiming to have dealt with Borrower or any Affiliate of Borrower. The provisions of this Section shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability (including attorneys' fees), claims or losses exists.

         9.9. Partial Invalidity. A determination that any provision of any Loan Document is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of any Loan Document to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

         9.10. Interpretation. If this Agreement is signed by more than one Person as "Borrower", then the term "Borrower" as used in this Agreement shall refer to all such Persons jointly and severally, and all promises, agreements, covenants, waivers, consents, representations, warranties and other provisions in this Agreement are made by and shall be binding upon each and every such undersigned Person, jointly and severally. The term "Lender" shall be deemed to include any subsequent holder(s) of the Note. Whenever the context of any provisions hereof shall require it, words in the singular shall include the plural, words in the plural shall include the singular, and pronouns of any gender shall include the other genders. Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents. All references in this Agreement to Schedules, Exhibits, Articles, Sections, Subsections, paragraphs and subparagraphs refer to the respective subdivisions of this Agreement, unless such reference specifically identifies another document. The terms "herein," "hereof," "hereto," "hereunder" and similar terms refer to this Agreement and not to any particular Section or other subdivision of this Agreement. The terms "includes" and "including" shall be interpreted as if followed by the words "without limitation". All references in this Agreement to sums denominated in dollars or with the symbol "$" refer to the lawful currency of the United States of America, unless such reference specifically identifies another currency.

         9.11. Disclosure of Information. Lender may assign, or offer to assign, to one or more assignees all or any part of, or may grant, or offer to grant, participations of at least $5 million each to one or more participants (so long as Lender continues to be the "lead lender") in or to all or any part of, the Loan and the Loan Documents, and may disclose to any of such assignees, participants, or prospective assignees or participants any financial statements and any other information Lender may from time to time have regarding the Loan, Borrower, General Partner, any Guarantor (or any of their respective partners, principals or other constituents), the Project, or the Property, provided that such parties have executed confidentiality agreements in form reasonably acceptable to Borrower. Lender also may disclose any such information to any regulatory body having jurisdiction over Lender and to any agent or attorney of Lender and in such other circumstances and to such other parties as necessary or appropriate in Lender's reasonable judgment. To the extent, if any, specified in any such assignment or participation, such assignees or participants shall have the rights and benefits with respect to the Loan and the Loan Documents as such assignees or participants would have if such assignees or participants were Lender hereunder.

         9.12. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure only to the benefit of Lender and its successors and assigns and Borrower and Borrower's successors and assigns (and no other Person shall be deemed a benefitted party hereunder under any circumstances), subject to Section 7.19.

         9.13. Conditions for the Benefit of Lender. All conditions of the obligations of Lender hereunder, including the obligation to make Advances, are imposed solely and exclusively for the benefit of Lender, and may be freely waived in whole or in part by Lender at any time. No other Person is a beneficiary of such conditions, has standing to require satisfaction of such conditions, or is entitled to assume that Lender will make Advances or refuse to make Advances in the absence of strict compliance therewith. Notwithstanding any approval, consent, inspection, verification, or receipt and review of information or documents by Lender, Lender has no obligation or responsibility whatsoever, and assumes no duty or obligation, for the adequacy, form, or content of the Plans, Budget, any contract, change orders, Original Contract, Subcontracts, Original Contractor, Subcontractors, the Property or its condition, the existence or non-existence of any facts related thereto, the performance or quality of any Work or workmanship regarding the Project or the Property or the absence therefrom of defects, the financial condition, or the reporting thereof, of Borrower, General Partner, any Guarantor, or the Property, or the compliance of any of the foregoing with any Legal Requirement. Lender's acceptances of an assignment of the Plans shall not constitute approval of the Plans. Any inspection or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Lender shall be for Lender's protection only, and shall not constitute any assumption of responsibility to Borrower or anyone else with regard to the condition, construction, maintenance or operation of the Property, or relieve Borrower of any of the Obligations. Lender has no duty to supervise or inspect any of the Work, the books and records pertaining to the Property or the financial records of Borrower, General Partner, or any Guarantor, or to inform Borrower or any other Person of the existence of any defect, nor shall Lender have any liability for the performance or default of Borrower, Borrower's Architect, Original Contractor, any Subcontractor, or any other Person, or for any failure to construct, complete, protect or insure the Improvements, or to pay any costs of the Work, or for the performance of any obligation of Borrower whatsoever. Failure by Lender to inspect any Work concerning the Project, or inspection not followed by notice of default, shall not constitute a waiver of any of Lender's rights hereunder or under any other Loan Document or otherwise or a representation that there has been compliance with any Legal Requirement or any other of Borrower's obligations hereunder or that any such Work is free from defects.

         9.14. Counterparts. This Agreement has been executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

         9.15. No Partnership, etc. The relationship between Lender and Borrower is solely that of lender and borrower. Lender has no fiduciary or other special relationship with or duty to Borrower and none is created hereby. Nothing contained in the Loan Documents, and no action taken pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and Lender or in any way make Lender a co-principal with Borrower with reference to the Project, the Property or otherwise. In no event shall Lender's rights and interests under the Loan Documents be construed to give Lender the right to control, or be deemed to indicate that Lender is in control of, the business, properties, management or operations of Borrower.

         9.16. Publicity. Lender may, at Lender's expense, erect and maintain on the Property one or more advertising signs indicating that the construction financing for the Improvements has been provided by Lender. Lender reserves the right, at its own expense, to otherwise disclose or publicize the financing provided for the Project by Lender and the identity of Borrower. Borrower shall not, however, use Lender's name in connection with any advertising, marketing, or other publicity concerning the Project without the prior written consent of Lender.

         9.17. Loan Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall govern. All of the Loan Documents are by this reference incorporated into this Agreement.

         9.18. Time of Essence. Time shall be of the essence in this Agreement.

         9.19. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE CONTRACTS MADE IN, AND UNDER THE LAWS OF, THE STATE OF TEXAS, AND THE LOAN DOCUMENTS AND THEIR VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL FOR ALL PURPOSES BE GOVERNED BY TEXAS LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW. Chapter 15 of Subtitle 3, Title 79, of the Revised Civil Statutes of the State of Texas, as in effect on the date hereof and as the same may hereafter be amended or supplemented from time to time, shall not apply to the Loan, any Advance or any Loan Document.

         9.20. Waiver of Right to Trial by Jury. EACH OF BORROWER AND LENDER ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTIONS OF THE UNITED STATES AND THE STATE OF TEXAS. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


   /s/ R. J. P.                                               /s/ E.T.H.
   ------------                                               ----------
Borrower's Initials                                       Lender's Initials

         9.21. Survival of Representations, Warranties and Covenants. The obligations of Borrower and any Guarantor and the rights of Lender under the Loan Documents shall continue until all Obligations have been paid in full and as provided in Section 9.22. All representations, warranties and covenants (including, without limitation, indemnities) made by Borrower, General Partner, and/or any Guarantor in any Loan Document shall survive the delivery of the Loan Documents to Lender, the making of Advances, and the termination of Lender's commitment to make Advances of the Loan, and, with respect to such indemnities (and any other provisions in any Loan Document specified to survive), shall survive the payment in full of the Obligations and the release or termination of the Loan Documents, the foreclosure of the Mortgage or conveyance in lieu of foreclosure, any bankruptcy or other debtor relief proceeding, and any other event whatsoever. No investigation at any time made by or on behalf of Lender shall diminish Lender's right to rely on all representations and warranties made by Borrower, General Partner, and/or any Guarantor under any Loan Document.

         9.22. Payments Set Aside. To the extent that Borrower or any other Person pays the Obligations or any part thereof to Lender, or Lender enforces any of its rights under any Loan Document, and such payment or enforcement or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to Borrower or such other Person, its estate, a trustee, receiver, or any other Person under any Law, then to the extent of such repayment, the Obligations or part thereof originally intended to be satisfied, together with all Loan Documents (including all the terms thereof and all Lender's rights thereunder), notwithstanding any prior termination and/or delivery of the Loan Documents to Borrower (it being agreed that the provisions of this Section shall survive any such termination and/or delivery), shall be revived and continued in effect as if such payment had not been made or such enforcement had not occurred. Lender shall be entitled to retain the Loan Documents in its possession for one (1) year after the date on which all Obligations have been paid in full; provided, that Lender's retention or non-retention of such documents after payment in full of all Obligations shall not impair the revival provisions in this Section or the survival provisions in Section 9.21.

         9.23. Disclaimer of Financing. Lender has not made any commitment or agreement, express or implied, to extend the term of the Loan past the Maturity Date or to provide Borrower with any financing except as expressly described in this Agreement.

         9.24. Evidence of Satisfaction. As part of satisfying or performing any condition or obligation under the Loan Documents, Borrower shall deliver to Lender evidence of such satisfaction or performance satisfactory to Lender.

ARTICLE 10 -BASIC INFORMATION AND DEFINITIONS

         10.1. Certain Definitions. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

         "Actual Construction Costs" means the actual cost of all line items shown in the Budget, including interest, loan fees, certain prepaid land lease payments pursuant to the Ground Lease Documents, legal fees and expenses, title insurance costs, appraisal fees, architectural fees, environmental and engineering fees, construction costs, and construction administration fees, all of which costs shall reflect all cost savings in completing the Improvements.

         "Additional Collateral" is defined in Section 2.3.

         "Additional Improvements" is defined in Section 7.30.

         "Advance" is defined in Exhibit "E".

         "Advance Request" is defined in Exhibit "E".

         "Affiliate" of any Person means any individual or entity who directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, "control", "controlled by", and "under common control with" mean the possession, directly or indirectly, of power (i) to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise) of the controlled Person, or (ii) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled Person. The term "Affiliate" shall expressly exclude, however, those Persons whose sole affiliation is by reason of being managed by any Guarantor or one of Guarantor's subsidiaries.

         "Applicable Laws" is defined in Section 9.6.

         "Base Rate" is defined in Article 3.

         "Borrower" is defined in the introductory paragraph of this Agreement.

         "Borrower Funded Budget Change" means any single change to the Budget which does not exceed $250,000.00, and which, when added with any other Borrower Funded Budget Change(s), does not exceed $1,000,000.00 in the aggregate, and which is funded entirely at the cost and expense of Borrower. All Borrower Funded Budget Changes shall be aggregated and paid by Borrower at the time of each Advance Request by multiplying the amount to be paid pursuant to such Advance Request (excluding any retainage) by a fraction, the numerator of which is the aggregate amount of all unfunded Borrower Funded Budget Changes and the denominator of which is the remaining amount to be paid under the Budget, as increased by the Borrower Funded Budget Changes.

         "Borrower's Architect" means Henningson, Durham and Richardson, Inc.

         "Borrower's Deposit" is defined in Section 2.3.

         "Budget" shall mean that certain budget attached hereto as Exhibit C, together with the detailed estimate report prepared by Original Contractor and attached to such Exhibit C as Schedule 1, which report provides a detailed cost breakdown of the "Construction Cost" line items shown on Exhibit C, and (ii) any other detailed budget information as Lender may reasonably request and approve from Borrower, including a further breakdown of Construction Costs to a level of detail that will allow Lender to determine the actual cost and percentage of completion of construction as of the date of any Advance Request, as such budget may have been revised from time to time as expressly permitted under this Agreement.

         "Business Day" means a day other than a Saturday, Sunday or other day on which national banks in New York, New York are authorized or required to be closed.

         "Closing Date" means the date of this Agreement.

         "Commitment Fee" is defined in Section 2.6.

         "Completion Date" means that date which is the same day of the month as the Closing Date in that month which is the sixteenth (16th) month succeeding the Closing Date.

         "Compliance Certificate" is defined in Section 7.1.

         "Conversion Date" means the earliest of (i) the date on which Substantial Completion of the Improvements has occurred, (ii) the day the Facility is opened for business, is prepared to accept patients, and has received the permit necessary to receive Medicare reimbursement [which date shall be no later than forty-five (45) days after the date the Facility is opened for business and is prepared to accept patients], or (iii) the Completion Date.

         "Current Date" means a date within 30 days prior to the Closing Date.

         "Debtor Relief Laws" means any applicable Laws pertaining to liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, receivership, composition, extension or adjustment of debt, or similar Laws, domestic or foreign, affecting the rights or remedies of creditors generally, in effect from time to time.

         "Default" is defined in Article 8.

         "Discount Rate" means (i) for a Significant Capital Raising Event, the rate which, when compounded monthly, is equivalent to the Treasury Rate, and
(ii) for all other prepayments, the rate which, when compounded semi-annually, is equivalent to the Treasury Rate plus one quarter of one percent (.25%).

         "Environmental Agreement" means the Indemnity Agreement of even date herewith executed by Borrower for the benefit of Lender with respect to the Property.

         "Excusable Delays" is defined in Section 4.3.

         "Facility" is defined in Section 1.2.

         "GAAP" is defined in Section 7.1(a).

         "General Partner" means Hospital Management IV, Inc., a North Carolina corporation.

         "Ground Lease Documents" means (a) that certain Lease Agreement dated December 11, 1990, by and between Ground Lessor, as lessor, and Sublessor, as lessee, as amended by First Amendment to Lease Agreement dated May 6, 1991, a memorandum of which was recorded in Volume 11602, Page 858 of the Real Property Records of Travis County, Texas, and (b) that certain Sublease Agreement dated January 9, 1997, as amended by First Amendment to Sublease Agreement dated June 17, 1997, by and between Sublessor, as sublessor, and Guarantor, as sublessee, as assigned by Guarantor to Grantor pursuant to Assignment of Sublease Agreement dated August 8, 1997, a memorandum of the Sublease Agreement having been recorded in Volume 13006, Page 2132 of the Real Property Records of Travis County, Texas.

         "Ground Lessor" means the State of Texas, acting by and through the Texas Department of Mental Health and Mental Retardation.

         "Guaranty" is defined in Section 1.3.

         "Guarantor" is defined in Section 1.3.

         "Improvements" is defined in Section 1.2.

         "Indemnified Matters" is defined in Section 7.21.

         "Land" is defined in Section 1.2.

         "Laws" means all constitutions, treaties, statutes, laws, ordinances, codes, regulations, rules, orders, decisions, writs, injunctions, or decrees of the United States of America or any other Tribunal, now in effect and as hereafter amended, issued, promulgated, or otherwise coming into effect.

         "Legal Requirements" means all Laws, and all recorded or unrecorded agreements, covenants, restrictions, easements or conditions (including any requirement of any insurance or surety company or any board of fire underwriters), as now in effect and as hereafter amended, issued, promulgated, or otherwise coming into effect.

         "Lender" is defined in the introductory paragraph of this Agreement.

         "Letter of Credit" is defined in Section 5.1.

         "Letter of Credit Date" is defined in Section 5.2.

         "Litigation" means any proceeding, claim, suit, action, case or investigation by, before or involving any Tribunal.

         "Loan" is defined in Section 1.1.

         "Loan Documents" means this Agreement, the Note, the Mortgage, each Guaranty, the Letter of Credit, each Environmental Agreement, each Advance Request, the Budget, and all other documents now or hereafter pertaining to the Loan, as renewed, extended, amended, supplemented, increased, modified, or replaced.

         "Loan Substitution Period" is defined in Section 3.5.

         "Major Subcontractors" means each Subcontractor performing Work with a cost in excess of $25,000.00.

         "Material Adverse Effect" means an effect resulting from any circumstance or event of whatever nature (including the filing of, or any adverse determination or development in, any Litigation) which does, or could reasonably be expected to, (i) adversely affect the validity or enforceability of any Loan Document, (ii) materially and adversely affect the condition (financial or otherwise), operations, business or assets of Borrower or any Guarantor, taken as a whole for each such entity, (iii) impair the ability of Borrower or any Guarantor to fulfill any material Obligation, (iv) materially and adversely affect all or any portion of the Project or the Property, including, without limitation, the value of the Property or the cost or date of completion of all or any portion of the Project, or (v) cause a Default.

         "Maturity Date" means the earlier to occur of (i) the seventh (7th) anniversary of the Conversion Date, or (ii) any earlier maturity resulting from acceleration of the Loan.

         "Maximum Rate" is defined in Article 3.

         "Mortgage" is defined in Section 1.3.

         "Net Income" means Borrower's consolidated net income after taxes and before extraordinary losses and extraordinary gains, determined in accordance with GAAP.

         "Net Worth" means, as of any date, (i) for a corporation, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock), and (ii) for a partnership, the total partners' equity capital (as reflected in their respective capital accounts), which would appear on a balance sheet of such entity prepared as of such date in accordance with generally accepted accounting principles.

         "Note" is defined in Section 1.3.

         "Obligations" means (i) the unpaid principal balance of the Loan, together with all accrued unpaid interest thereon, (ii) all other outstanding indebtedness, fees, costs, expenses, charges, covenants, and obligations payable or performable by Borrower or any Guarantor to Lender under any Loan Document, and (iii) all renewals, extensions, amendments, modifications, increases and supplements thereof. Borrower acknowledges and agrees that the Obligations may, under the circumstances described in the Loan Documents, exceed the Committed Sum.

         "Original Contract" means the contract for Work with Original
Contractor.

         "Original Contractor" means Faulkner Construction Company, or any successor thereto if the Original Contract is terminated by either party thereto.

         "Original Mortgage" means that certain Deed of Trust dated August 15, 1997, executed by Borrower to Trustee for the benefit of Lender, recorded in Volume 13006, Page 2151 of the Real Property Records of Travis County, Texas, the liens of which are being carried forward pursuant to the terms of the Mortgage.

         "Original Note" means that certain Real Estate Lien Note dated August 15, 1997, by Borrower, payable to the order of Lender, in the original principal amount of $1,000.00.

         "Permitted Encumbrances" is defined in the Mortgage.

         "Permitted Scope Change" is defined in Section 4.4.

         "Person" means firms, associations, partnerships (including limited partnerships), joint ventures, trusts, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

         "Potential Default" means any condition or event which after notice and/or lapse of time would constitute a Default.

         "Plans" is defined in Section 1.2.

         "Prepayment Date" means that date on which a prepayment is made.

         "Prepayment Premium" means that amount equal to the Present Value of the Loan evidenced by the Note less the amount of principal being prepaid including accrued interest, if any, calculated as of the Prepayment Date.

         "Present Value of the Loan" means an amount determined by discounting all scheduled monthly payments of principal and interest (i.e. at the Base Rate or Maximum Rate, as applicable) remaining to be paid under the Note through the seventh (7th) anniversary of the Conversion Date, attributed to the amount being prepaid, at the Discount Rate. If a prepayment occurs on a date other than a date on which a scheduled monthly payment is due under the Note, the actual number of days remaining from the Prepayment Date to the next scheduled monthly payment date will be used to discount within this period.

         "Prime Rate" is defined in Section 3.2.

         "Project" means the acquisition of the Land, the construction of the Improvements and the leasing and operation of the Improvements.

         "Property" means the Land, the Improvements and all other real or personal property defined as the "Mortgaged Property" in the Mortgage or otherwise subject to a lien or security interest under any Loan Document.

         "Release Date" is defined in Section 7.21.

         "Significant Capital Raising Event" means the financing or refinancing by Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor, of two or more hospitals, one of which is the Facility, which financing may also include funding of certain corporate purposes such as equipment financing, with total financing or refinancing proceeds equal to or greater than $75,000,000.00.

         "Subcontract" means each contract for Work other than the Original Contract.

         "Subcontractor" means each Person, other than Borrower or Original Contractor, who is a party to a Subcontract.

         "Sublessor" means West 38th Street, Ltd.

         "Substantial Completion" means that date upon which Borrower has received all of the following: (i) a certificate of substantial completion from Borrower's Architect, in the form attached hereto as Exhibit G, (ii) a certificate of occupancy or its equivalent issued by the appropriate Tribunal having jurisdiction over the Property, which permits the occupancy of the Improvements, and (iii) all other licenses, authorizations and permits, if any, required by any Tribunal for the use and operation of the Facility.

         "Substitute Loans" is defined in Section 3.5.

         "Survey" means a current certified survey of the Land and the improvements thereon in form satisfactory to Lender.

         "Title Agent" means Heritage Title Company of Austin, Inc.

         "Title Insurance" means the mortgagee title insurance policy (or policies) (Form T-2), acceptable to Lender and Lender's counsel, together with a leasehold endorsement, issued by the Title Insurer in the amount of the Committed Sum, effective as of the date of recordation of the Mortgage, showing Lender as the insured mortgagee and insuring the lien of the Mortgage as a valid first-lien on the Property, subject only to exceptions approved by Lender, together with such re-insurance agreement (or agreements) as may be required by Lender.

         "Title Insurer" means First American Title Insurance Company.

         "Treasury Rate" means the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan evidenced by the Note, for the week prior to the Prepayment Date, as reported in Federal Reserve Statistical Release H.15- Selected Interest Rates, conclusively determined by Lender on the Prepayment Date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.

         "Tribunal" means any state, commonwealth, county, municipal, federal, foreign, territorial or other governmental body, court, administrative department, commission, board, bureau, district, authority, agency, or instrumentality, or any arbitration authority.

         "Trustee" means the Trustee defined in the Mortgage.

         "Work" means the furnishing of labor, materials, components, furniture, furnishings, fixtures, appliances, machinery, equipment, tools, power, water, fuel, lubricants, supplies, goods and/or services with respect to the Project or the Property.


                              ARTICLE 11 - EXHIBITS

         11.1. Exhibits. This Agreement includes the exhibits attached hereto and all of such exhibits are hereby made a part hereof for all purposes.


                          ARTICLE 12 - ENTIRE AGREEMENT

         12.1. Entire Agreement. The Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the transactions arising in connection with the Loan and supersede all prior understandings and agreements between the parties hereto with respect to the matters addressed in the Loan Documents. Except as incorporated in writing in the Loan Documents, there are not, and were not, and no Persons are or were authorized to make, on behalf of Lender any representations, understandings, stipulations, agreements or promises with respect to the matters addressed in the Loan Documents.

         THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED and DELIVERED as of the date first recited above.

BORROWER'S TAX                   BORROWER:
IDENTIFICATION
NO.: 56-1962571                  HEART HOSPITAL IV, L.P., a Texas limited
                                 partnership

                                 By:      Hospital Management IV, Inc., a North

                                          Carolina corporation, General Partner

                                 By:  /s/ Richard J. Post
                                 ------------------------
                                 Name: Richard J. Post
                                 ---------------------
                                 Title: Treasurer
                                 ----------------



                                 LENDER:

                                 HCPI MORTGAGE CORP., a Delaware
                                                     corporation

                                 By:  /s/ Edward J. Henning
                                 --------------------------
                                 Name:  Edward J. Henning
                                 ------------------------
                                 Title: Senior Vice President
                                 ----------------------------